$175,000,000


               REVOLVING CREDIT FACILITY AGREEMENT



                              among


                    ACE HARDWARE CORPORATION,
                           as Company,


                   THE NORTHERN TRUST COMPANY,
                    as Administrative Agent,


             BANK OF AMERICA, NATIONAL ASSOCIATION,
                      as Syndication Agent,


                         SUNTRUST BANK,
                     as Documentation Agent,




                   and the Banks named herein




                           May 2, 2000

                        TABLE OF CONTENTS

                                                               Page

Section 1.    Definitions and Accounting                            1

  1.1.    Defined Terms                                             1
  1.2.    Accounting                                               11

Section 2.    The Loans                                            11

  2.1.    The Revolving Loans                                      11
  2.2.    The Bid Loans                                            12
  2.3.    Notice of Borrowings                                     14
  2.4.    Changes of Commitments                                   14
  2.5.    Fees                                                     17
  2.6.    Lending Offices                                          18
  2.7.    Several Obligations; Remedies Independent                18
  2.8.    Loan Accounts                                            18
  2.9.    Voluntary Conversion or Continuation of Loans            18

Section 3.    Payments of Principal and Interest                   19

  3.1.    Repayment of Loans                                       19
  3.2.    Prepayments of Loans                                     19
  3.3.    Interest                                                 19

Section 4.    Payments; Pro Rata Treatment; Computations; Etc.     20

  4.1.    Payments                                                 20
  4.2.    Pro Rata Treatment                                       20
  4.3.    Computations                                             21
  4.4.    Minimum Amounts                                          21
  4.5.    Certain Notices                                          22
  4.6.    Non-Receipt of Funds by the Agent                        23
  4.7.    Set-off and Sharing of Payments, Etc.                    23

Section 5.    Yield, Capital Maintenance and Taxes Provisions      24

  5.1.    Additional Costs                                         24
  5.2.    Limitation on Types of Loans                             25
  5.3.    Illegality                                               26
  5.4.    Treatment of Affected Loans                              26
  5.5.    Compensation                                             27
  5.6.    Taxes                                                    27
  5.7.    Change of Applicable Lending Office.                     29
  5.8.    Substitution of Bank                                     29

Section 6.    Conditions Precedent                                 29

  6.1.    Initial Loan                                             29
  6.2.    Initial and Subsequent Loans                             30
  6.3.    Bid Loans                                                30

Section 7.    Representations and Warranties                       30

  7.1.    Corporate Existence and Related Matters                  30
  7.2.    Financial Condition                                      30
  7.3.    Litigation                                               31
  7.4.    No Breach                                                31
  7.5.    Corporate Power and Action; Binding Effect               31
  7.6.    Approvals                                                31
  7.7.    Margin Stock                                             31
  7.8.    ERISA                                                    32
  7.9.    Taxes                                                    32
  7.10.   Investment Company Act                                   33
  7.11.   Credit Agreements                                        33
  7.12.   Environmental Laws                                       33
  7.13.   Subsidiaries, Etc.                                       33
  7.14.   Liens                                                    34
  7.15.   Subordination.                                           34
  7.16.   Compliance with Laws.                                    34

Section 8.    Covenants                                            34

  8.1.    Financial Statements and other Information               34
  8.2.    Litigation                                               35
  8.3.    Corporate Existence, Etc.                                36
  8.4.    Insurance                                                36
  8.5.    Business Combinations and Asset Dispositions             36
  8.6.    Limitation on Liens                                      38
  8.7.    Acquisitions                                             38
  8.8.    Lines of Business                                        39
  8.9.    No Change in Subordination Terms, etc.                   39
  8.10.   Use of Proceeds                                          39
  8.11.   Financial Covenants.                                     39
  8.12.   Restrictions on Transactions with Affiliates             39
  8.13.   Issuance of Stock by Subsidiaries                        40
  8.14.   Compliance with ERISA                                    40
  8.15.   Cooperative Status                                       40

Section 9.    Events of Default                                    40


Section 10.   The Agent                                            42

  10.1.   Appointment, Powers and Immunities                       42
  10.2.   Reliance by Agent                                        43
  10.3.   Defaults                                                 43
  10.4.   Rights as a Bank                                         43
  10.5.   Indemnification                                          43
  10.6.   Non-Reliance on Agent and other Banks                    44
  10.7.   Failure to Act                                           44
  10.8.   Resignation or Removal of Agent                          44
  10.9.   Documentation and Syndication Agent                      45

Section 11.   Miscellaneous                                        45

  11.1.   Waiver                                                   45
  11.2.   Notices                                                  45
  11.3.   Expenses, Etc.                                           45
  11.4.   Amendments, Etc.                                         46
  11.5.   Successors and Assigns                                   46
  11.6.   Assignments and Participations                           46
  11.7.   Survival                                                 48
  11.8.   Captions                                                 48
  11.9.   Counterparts                                             48
  11.10.  Confidentiality                                          48
  11.11.  Governing Law                                            48
  11.12.  Waiver of Jury Trial                                     48
  11.13.  No Fiduciary Relationship                                48
  11.14.  Consent To Jurisdiction                                  49
  11.15.  Company Indemnification                                  49

Schedule 1    - Commitments and Information Concerning Banks
Schedule 2    - Authorized Officers of the Company
Schedule 3    - Existing Debt, Credit and Refinanced Debt Agreements
Schedule 4    - Subsidiaries
Schedule 5    - Subordination Provisions
Schedule 6    - Schedule of Liens
Schedule 7    - ERISA Matters

Exhibit A     - Form of  Revolving Note
Exhibit B     - Form of Bid Loan Note
Exhibit C     - Form of Request for Bid Loans
Exhibit D     - Form of Offer to Make Bid Loans
Exhibit E     - Form of Notice of Eurodollar or Alternate Base Borrowing
Exhibit F     - Form of Notice of Conversion or Continuation
Exhibit G     - Form of Opinion of Counsel to the Company
Exhibit H     - Form of Accession Agreement
Exhibit I     - Form of Assignment Agreement


               REVOLVING CREDIT FACILITY AGREEMENT
               -----------------------------------

      REVOLVING CREDIT FACILITY AGREEMENT ("Agreement") dated as of May 2, 2000 among ACE HARDWARE CORPORATION, a Delaware corporation (the "Company"), each of the financial institutions named under the caption "Banks" on the signature pages hereof that is a signatory hereto (individually, a "Bank" and, collectively, the "Banks"), THE NORTHERN TRUST COMPANY, as administrative agent for the Banks (in such capacity, together with its successors in such capacity, the "Agent"), BANK OF AMERICA, NATIONAL ASSOCIATION, as the Syndication Agent and SUNTRUST BANK, as the Documentation Agent.

      WHEREAS, the Company has requested that the Banks provide a five-year revolving credit facility in an aggregate amount of $175,000,000 at any time outstanding, and the Banks are willing to make such loans upon the terms hereof.

     NOW, THEREFORE, the parties hereto agree as follows:

     Section 1.     Definitions and Accounting.

     1.1. Defined Terms. As used herein, the following terms shall have the following meanings (terms defined in this Section 1.1 or in other provisions of this Agreement in the singular to have correlative meanings when used in the plural and vice versa):

     "Accession Agreement" shall have the meaning attributed to that term in Section 2.4(a)(v) hereto.

     "Adjusted Net Earnings" shall mean Consolidated Net Earnings
plus   amounts   deducted   in  the   calculation   thereof   for
depreciation, amortization, interest expense, and lease expense, all determined in accordance with GAAP.

     "Affiliate" shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company, except a Subsidiary. A Person shall be deemed to control another Person if such controlling Person owns 10% or more of the Voting Stock (or other ownership interest) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such controlled Person, whether through the ownership of voting securities, by contract or otherwise.

     "Alternate Base Rate" shall mean for each day such interest rate per annum as shall be equal to the highest of (a) the Prime
Rate on such day and (b) the Fed Funds Rate from time to time plus 0.5%.

     "Alternate Base Rate Loan" shall mean any Loan bearing interest based upon the Alternate Base Rate.

     "Applicable Lending Office" shall mean, for each Bank and for each type of Loan (other than a Bid Loan), the "Applicable Lending Office" of such Bank (or of an affiliate of such Bank) designated on Schedule 1 hereto or such other office of such Bank (or of an affiliate of such Bank) as such Bank may from time to time specify to the Agent and the Company as the office by which its Loans (other than a Bid Loan) of any type are to be made and maintained and, in the case of a Bid Loans, the office of such Bank (or an affiliate of such Bank) specified in the relevant Offer to Make Bid Loans.

     "Applicable Margin" shall mean, for any period, the applicable of the following percentages per annum in effect with respect to such period as the ratio of Debt to EBITDA as determined in accordance with Section 8.11(b) shall fall within the indicated ranges:

                      Debt to EBITDA Ratio


                    Level I    Level II    Level III    Level IV

     Ratio          =1.25:1.0  >1.25:1.0   >1.75:1.0    >2.25:1.0
                               but         but
                               =1.75:1.0   =2.25:1.0


     Facility Fee   .10%       .125%       .15%         .20%

     LIBOR Rate     .40%       .525%       .65%         .80%
     plus

For purposes of determining the Applicable Margin, Debt to EBITDA shall be calculated by the Company as of the end of each of its fiscal quarters and shall be reported to the Agent pursuant to a certificate executed by a senior financial officer of the Company and delivered concurrently with the certificate required by
Section 8.1 hereof. The Applicable Margin shall be adjusted, if necessary, effective on and after the first Business Day after the date of receipt by the Agent of the certificate required to be delivered pursuant to Section 8.1 hereof; provided, however, that if such certificate, together with the financial statements to which such certificate relates, are not delivered by the required delivery date, then Level IV pricing shall apply until the date such certificate is actually delivered and unless it indicates that a lower Level is applicable. Notwithstanding the foregoing, Level II pricing shall apply until the fiscal quarter ended on June 30, 2000 unless Level IV pricing is applicable because the Company fails to deliver the certificate as provided herein.

     "Authorized Officer" shall mean (a) in the case of the Company, its president, chief executive officer, vice president - finance or treasurer, any Person designated as an "Authorized Officer" of the Company in Schedule 2 attached hereto or any other Person designated as an "Authorized Officer" of the Company for the purpose of this Agreement in an officer's certificate executed by the Company's secretary, assistant secretary or vice president - finance and delivered to the Agent, and (b) in the case of each Bank, any officer of such Bank designated as its "Authorized Officer" in Schedule 1 or any officer of such Bank designated its "Authorized Officer" for the purpose of this Agreement in a certificate executed by one of its Authorized Officers. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom the Agent or any Bank in good faith believes to be a Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of any Bank by any individual who on or after the date of this Agreement shall have been an Authorized Officer of such Bank and whom the Company in good faith believes to be an Authorized Officer of such Bank at the time of such action shall be binding on such Bank even though such individual shall have ceased to be an Authorized Officer of such Bank.

     "Bid Loan" shall mean any Loan borrowed pursuant to Section
2.2 hereto.

     "Bid Loan Note" shall mean a promissory note executed by the
Company  payable  to  a  Bank  pursuant  to  Section  2.8(b)   in
substantially the form of Exhibit B hereto, evidencing Bid Loans.

     "Business Day" shall mean any day (a) on which commercial banks are not authorized or required to close in Chicago, Illinois, or (b) if such day relates to a borrowing of, a payment or prepayment of principal or of interest on, or an Interest Period for, or any notice in respect of, a Eurodollar Loan, a day which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

     "Capital Lease Obligations" shall mean, as to any Person, the obligations of such Person which are required to be accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

     "Change in Control" means the acquisition by a Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding Voting Stock of the Company.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Commitments" shall mean, as to each Bank, the obligation of such Bank to make Alternate Base Rate Loans and Eurodollar Loans in an aggregate amount at any time outstanding up to the amount specified for such Bank in Schedule 1.

     "Consolidated Net Earnings" shall mean:

          (a) consolidated gross revenues of the Company and its Subsidiaries less

           (b) all operating and non-operating expenses of the Company and its Subsidiaries including all charges of a proper character (including any restructuring charges, current and deferred taxes on income, provision for taxes on unremitted foreign earnings which are included in gross revenues, and current additions to reserves), but not including in gross revenues:

                (i) any extraordinary gains (net of expenses and taxes applicable thereto) resulting from the sale, conversion or other disposition of capital assets in excess of extraordinary losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets);

                (ii) any gains resulting from the write-up of assets;

                (iii) any earnings or losses attributable to the equity owned by the Company or any Subsidiary of any Person which is not a Subsidiary;

                (iv) any earnings of any Person acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise for any period prior to the date of acquisition; or

               (v) any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary;

     all determined in accordance with GAAP.

     "Continue", "Continuation" and "Continued" shall refer to the continuation pursuant to Section 2.9 hereof of a Eurodollar
Loan  as  a Eurodollar Loan from one Interest Period to the  next
Interest Period.

     "Convert", "Conversion" and "Converted" shall  refer  to  a conversion pursuant to Section 2.9 hereof of Alternate Base  Rate
Loans  into  Eurodollar  Loans,  or  of  Eurodollar  Loans   into
Alternate Base Rate Loans.

     "Debt" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into, and accruals (including accruals for patronage dividends payable in cash) arising, in the ordinary course of business on ordinary terms);
(c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including
obligations  so  evidenced  incurred  in  connection   with   the
acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property, in which case the amount of the Debt with respect thereto shall be equal to the fair market value of such property); (f) all Capital Lease Obligations; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided, the amount of such Debt for this clause (g) shall be the amount stipulated in any agreement or instrument evidencing such Person's obligation);
(h) obligations arising in connection with the transfer of an interest in accounts or notes receivable which transfer constitutes a true sale, including securitizations and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above; provided, "Debt" of the Company and its Subsidiaries shall not, in any case, include obligations in respect of Patronage Indebtedness.

     "Default" shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

     "Documentation Agent" means SunTrust Bank, together with its successors and assigns in such capacity.

     "Dollars"  and "$" shall mean lawful money  of  the  United
States of America.

     "EBITDA" means Consolidated Net Earnings plus amounts deducted in the calculation thereof for interest expense, charges against income for foreign, federal, state and local taxes, depreciation and amortization, all determined in accordance with GAAP.

     "Environmental Laws" shall mean all federal, state and local laws, including statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements, relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or hazardous substances or the treatment, processing, storage, disposal, release, transport or other handling thereof, including, but not limited to, the federal Solid Waste Disposal Act, the federal
Clean Air Act, the federal Clean Water Act, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the federal Toxic Substances Control Act, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency, in each case as now or at any time hereafter in effect.

     "ERISA"  shall mean the Employee Retirement Income Security
Act of 1974, as amended from time to time.

     "ERISA Affiliate" shall mean any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or is under common control (within the meaning of Section 414(c) of the Code) with the Company.

     "Eurodollar Loan" shall mean any Loan bearing interest based upon the LIBOR Base Rate.

     "Event of Default" shall have the meaning attributed to such term in Section 9 hereof.

     "Excluded Asset Dispositions" means the Company's (a) fee simple sale or sale and leaseback pursuant to an operating lease of (i) the Company's headquarters, consisting of two buildings with a common address of 1220 Kensington Court and 1300 Kensington Court, respectively, in Oak Brook, Illinois and
(ii) retail support centers located in Hanover, Maryland, Huntersville, North Carolina and Rocklin, California only;
(b) sale or other disposition of its stock ownership in OurHouse, Inc.; (c) sales of retail locations owned by the Company if and only if the cash proceeds of such sale received by the Company equal or exceed the Company's net investment in each such sold retail location; and (d) sales or transfers of its entire ownership position in any joint venture in which the Company is an investor if and only if the cash proceeds of such sale received by the Company equal or exceed the Company's net investment in such joint venture.

     "Fixed Charge Coverage Ratio" shall mean, for the period of determination, the ratio of (a) its Adjusted Net Earnings for such period to (b) the sum of interest expense, lease expense and scheduled principal payments made by the Company and its Subsidiaries on a consolidated basis on all Debt and Patronage Indebtedness for such period, all determined in accordance with GAAP.

     "Fed Funds Rate" shall mean for each day the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York in the Composite Closing Quotation for U.S. Government Securities on such day, provided, that (a) if the day for which such rate is to be determined is not a Business Day, the Fed Funds Rate for such day shall be such rate on such transaction for the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any date, the Fed Funds Rate for such day shall be the average rate charged to the Agent on such day on such transactions as determined by the Agent.

     "GAAP" shall mean generally accepted accounting principles as in effect at the time of the preparation of the consolidated financial statements of the Company and its Subsidiaries referred to in Section 7.2.

     "Guaranty Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, without duplication, with respect to any Debt, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (a) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (b) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or
(d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Guaranty Obligations shall be deemed to be the lower of
(y) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (z) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person's reasonably anticipated liability in respect thereof; provided that any determination of the amount of the Guaranty Obligations of the Company and its Subsidiaries shall exclude the following: (i) standby letters of credit issued at the request of the Company having an aggregate face amount not in excess of $20,000,000, (ii) any obligation of the Company or any Subsidiary arising from the guaranty or discount or sale with the guaranty or endorsement of the Company or any Subsidiary of any obligation evidenced by or contained in a note payable to the order of the Company, any Subsidiary or third party lender which has been executed and delivered by a dealer-member of the Company or any Subsidiary to the extent that the aggregate amount of such obligations referred to in this clause (ii) does not at any time exceed $50,000,000, and (iii) any obligation of the Company or any Subsidiary arising from the guaranty or the discount or sale with the guaranty or endorsement of the Company or any Subsidiary of any obligation evidenced by or contained in a note payable to the order of the Company, any Subsidiary or third party lender which has been executed and delivered by a franchisee of the Company or any Subsidiary to the extent that the aggregate amount of such obligations referred to in this clause (iii) does not at any time exceed $10,000,000.

     "Interest Period" shall mean, with respect to any Eurodollar Loan, each period commencing on the date such Eurodollar Loan is made or Converted from an Alternate Base Rate Loan or the last day of the next preceding Interest Period for such Eurodollar Loan and ending on the numerically corresponding day in the first, second, third, sixth, ninth or twelfth calendar month thereafter, as the Company may select, except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; provided, that (a) no Interest Period for a Eurodollar Loan shall end after the Termination Date, and
(b) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day.

     "Level" means any of the four ratio ranges applicable to the Debt to EBITDA ratio as set forth in the table contained in the definition of "Applicable Margin."

     "LIBOR Base Rate" shall mean, with respect to any Eurodollar Loans to be made or Continued or Converted from Alternate Base Rate Loans on any day for any Interest Period therefor, the applicable per annum London interbank offered rate for deposits in U.S. Dollars appearing on Telerate Page 3750 as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity approximately equal to such Interest Period. If no London interbank offered rate of such maturity then appears on Telerate Page 3750, then the LIBOR Base Rate shall be equal to the London interbank offered rate for deposits in U.S. Dollars maturing immediately before or immediately after such maturity, whichever is higher, as determined by the Agent from Telerate Page 3750. If Telerate Page 3750 is not available, the applicable LIBOR Base Rate for the relevant Interest Period shall be the rate determined by the Agent to be the rate at which The Northern Trust Company offers to place deposits in U.S. Dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of The Northern Trust Company's relevant portion of the Eurodollar Loan to be made or Continued and having a maturity approximately equal to such Interest Period.

     "LIBOR Rate" shall mean, for any Eurodollar Loan for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Agent to be equal to (a) the LIBOR Base Rate for such Loan for such Interest Period divided by (b) the remainder of 1 minus the Reserve Requirement for such Loan for such Interest Period.

     "Lien" shall mean, with respect to any property, any mortgage, lien, pledge, charge, security interest or encumbrance similar to the foregoing of any kind in respect thereof, including the interest of a vendor or lessor under any conditional sale, capital lease or other title retention agreement.

     "Loan" shall mean any Eurodollar Loan or Alternate Base Rate
Loan or Bid Loan. A reference to a "type" of Loan refers to Eurodollar Loans as a group or Alternate Base Rate Loans as a group.

     "Loan Fraction" shall mean, for each Bank at any time, a fraction the numerator of which equals the remainder obtained by subtracting (a) the aggregate principal amount of then outstanding Loans made by such Bank from (b) such Bank's Commitment and the denominator of which equals the remainder obtained by subtracting (x) the aggregate principal amount of Loans then outstanding from (y) the aggregate Commitments of all of the Banks.

     "Majority Banks" shall mean Banks holding at least 51% of the aggregate amount of the Commitments; provided, that, if the Commitments shall have terminated, Majority Banks shall mean Banks holding at least 51% of the aggregate unpaid principal amount of the Loans; provided further, however, in the event any Bank holds 51% or more of the Commitments or unpaid Loans at any time, then Majority Banks shall mean such Bank plus at least one other Bank.

     "Margin Stock" shall mean margin stock within the meaning of Regulations U and X.

     "Member Dealers' Equity" shall mean, as of the time of any determination, the total of (a) the par value (or stated value on the books of the Company) of the capital stock of all classes of the Company, plus (or minus in the case of a surplus deficit) (b) the amount of the consolidated surplus, whether capital or earned, of the Company and its Subsidiaries; provided, that in no event shall amounts attributable to treasury stock be included in Member Dealers' Equity.

     "Multiemployer Plan" shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Company or any ERISA Affiliate as a "contributing sponsor" (within the meaning of Section 4001(a)(13) of ERISA) and which is covered by Title IV of ERISA.

     "Non Pro-Rata Loan Fraction" shall mean for each Bank at any time, a fraction the numerator of which equals the Commitment of such Bank and the denominator of which equals the aggregate
Commitments of all of the Banks.

     "Notes"  shall mean the Revolving Notes and  the  Bid  Loan
Notes.

     "Offer to Make Bid Loans" shall mean (a) a telephonic offer to make Bid Loans made by an Authorized Officer on behalf of a Bank to the Company containing the information specified in
Section 2.2(c) hereof or (b) a written Offer to Make Bid Loans in substantially the form of Exhibit D hereto, duly completed and executed by an Authorized Officer on behalf of a Bank.

     "Patronage    Indebtedness"   shall   mean   subordinated
indebtedness of the Company issued to its members as all or part of a patronage dividend and evidenced by a certificate bearing subordination language substantially the same as that set forth in Schedule 5 hereto.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Pension Plan" shall mean a Plan which is a "defined benefit plan" within the meaning of Section 3(35) of ERISA.

     "Person" shall mean any individual, corporation, limited liability company, voluntary association, partnership, trust, estate, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

     "Plan" shall mean any plan, program or arrangement which constitutes an "employee benefit plan" within the meaning of
Section 3(3) of ERISA.

     "Post-Default Rate" shall mean a rate per annum equal to two percent (2%) above the rate applicable to such Loan, but in no event less than a rate per annum equal to two percent (2%) above the Alternate Base Rate as in effect at the time of such default.

     "Prime Rate" shall mean on any day the prime rate established by The Northern Trust Company and in effect on such day. Each change in the Prime Rate shall be effective from the date of the announcement by The Northern Trust Company of a change in its prime rate. Neither the Prime Rate nor the prime rate of The Northern Trust Company is intended to constitute the lowest rate of interest charged by The Northern Trust Company or any Bank.

     "Quarterly Dates" shall mean the last Business Day of each March, June, September and December, commencing in June, 2000.

     "Refinanced Debt" shall mean the Debt which is outstanding under the agreements identified as "Refinanced Debt Agreements" on Schedule 3 hereto.

     "Regulations   D,  U  and  X"  shall  mean,  respectively,
Regulations  D, U and X of the Board of Governors of the  Federal
Reserve System (or any successor), as the same may be amended or supplemented from time to time.

     "Regulatory Change" shall mean any change after the date of this Agreement in federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a Bank (whether or not having the force of law) by any court or governmental or monetary authority.

     "Request for Bid Loans" shall mean (a) a telephonic request for bids on Bid Loans made by an Authorized Officer on behalf of the Company to a Bank, which request shall contain the information specified in Section 2.2(b) or (b) a written Request for Bid Loans in substantially the form of Exhibit C hereto, duly completed and executed by an Authorized Officer on behalf of the Company.

     "Reserve Requirement" shall mean, for any Interest Period for any Eurodollar Loan, the sum (expressed as a decimal) of (a) the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System against "Eurocurrency liabilities" and (b) any other reserves required to be maintained by such member banks by reason of any Regulatory Change against
(i) any category of liabilities which includes deposits by reference to which the LIBOR Base Rate is to be determined or
(ii) any category of extensions of credit or other assets which includes a Eurodollar Loan.

     "Revolving Note" shall mean a promissory note executed by the Company payable to a Bank pursuant to Section 2.8(b) in substantially the form of Exhibit A hereto evidencing Loans
(other than Bid Loans).

     "Subsidiary" shall mean any Person of which or in which the Company or its other Subsidiaries owns, directly or indirectly, more than fifty percent (50%) of (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

     "Substantial Part" shall mean (a) in the context of the consolidated assets of the Company and its Subsidiaries, assets which constitute 10% or more thereof and (b) in the context of assets' contribution to Consolidated Net Earnings, assets which contributed 15% or more thereof.

     "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

     "Syndication  Agent"  means  Bank  of  America,   National
Association, together with its successors and assigns in such capacity.

     "Termination Date" shall mean May 2, 2005.

     "Voting Stock" shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     1.2. Accounting. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Agent or the Banks hereunder shall be prepared, in accordance with GAAP applied on a basis consistent with the audited consolidated financial statements of the Company and its Subsidiaries referred to in Section 7.2 hereof. In the event that the Company or the Majority Banks believe that there has been a change in GAAP from those utilized in preparing the financial statements referred to in Section 7.2 which materially affect (whether favorably or adversely) compliance or measurement under the financial covenants of this Agreement, each of the Banks and the Company agree to negotiate an amendment to this Agreement to bring the Company into substantially the same compliance or measurement with respect to the financial covenants as immediately preceding such change in GAAP. If no resolution of such item or items of compliance or measurement is effected, the Company and each of the Banks agree, for the purposes of the disputed item or items only, to determine compliance by using GAAP.

     Section 2.     The Loans.

     2.1. The Revolving Loans.

          (a) Each Bank severally agrees, on the terms of this Agreement, to make loans to the Company during the period from and including the  date hereof to but not including the Termination Date in  an aggregate principal amount at any one time outstanding up to  but not  exceeding the amount of such Bank's Commitment  as  then  in
effect.   Subject  to  the terms of this Agreement,  during  such
period the Company may borrow, repay and reborrow the amount of the Commitments by means of Alternate Base Rate Loans and Eurodollar Loans and may Convert Loans of one type into Loans of the other type or Continue Eurodollar Loans; provided, that no more that five (5) Eurodollar Loans may be outstanding from each Bank at any one time; and provided further, that the Commitment of each Bank shall be deemed utilized from time to time to the extent of the aggregate amount of the Bid Loans made by such Bank.

(b) The Loans (other than Bid Loans) to be made on any day shall be in an aggregate amount not less than that specified in
Section 4.4 and shall consist of Loans of the same type (except as otherwise provided in Section 2.2 with respect to Bid Loans).

     2.2. The Bid Loans.

(a) Each Bank severally agrees that, on the terms of this Agreement, the Company may borrow Bid Loans under this
Section 2.2 from time to time on any Business Day during the period from the date hereof until the Termination Date, in the manner set forth below; provided, that following the making of each Bid Loan, the aggregate amount of Loans then outstanding shall not exceed the aggregate amount of Commitments.

(b) Bid Loans shall constitute utilization of the Commitments. The Company may request the making of Bid Loans under this
Section 2.2 by making a Request for Bid Loans, specifying the date and aggregate amount of the proposed Bid Loans, the maturity date for repayment of each Bid Loan (which maturity date may be overnight or up to one year later but may not be later than the Termination Date), the interest payment date or dates relating thereto, and any other terms to be applicable to such Bid Loans, not later than 11:30 a.m. (Chicago time) on the Business Day of the proposed Bid Loans. Each telephonic Request for Bid Loans shall be made upon all the Banks and shall be promptly confirmed by written Request for Bid Loans sent by telecopier the same day to each Bank and the Agent.

(c) Each Bank may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Bid Loans to the Company in response to any Request for Bid Loans at a rate or rates of interest specified by such Bank in its sole discretion, by notice to the Company before 12:30 p.m. (Chicago time) on the date of such proposed Bid Loans by making an Offer to Make Bid Loans specifying the minimum amount (which shall be at least $1,000,000 and an integral multiple of $500,000 in excess thereof) and maximum amount of each Bid Loan which such Bank would be willing to make as part of such proposed Bid Loans (which amounts may not exceed such Bank's then unused Commitment), the rate or rates of interest therefor (which rate or rates shall include all adjustments, including adjustments in respect of reserve requirements and assessments) and such Bank's Applicable Lending Office with respect to such Bid Loan. Unless otherwise agreed by the Agent and the Company, no such offer shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Request for Bid Loans and, in particular, no such offer may be conditioned upon acceptance by the Company of all of the principal amount of the Bid Loans for which such offer is being made. If any Bank shall not make an offer before 12:30 p.m. (Chicago time), it shall be deemed to have elected not to make an offer, and such Bank shall not be obligated to, and shall not, make any Bid Loan. Each telephonic Offer to Make Bid Loans shall be promptly confirmed by a written Offer to Make Bid Loans sent by telecopy the same day to the Company and the Agent.

(d) The Company shall, in turn, before 1:00 p.m. (Chicago time) on the date of such proposed Bid Loans, either

                   (i) cancel the relevant Request for Bid Loans by giving telephonic notice to that effect to the Banks and the Agent, which notice shall be confirmed in writing by telecopy sent the same day to the Agent and each Bank, or

                   (ii) accept one or more of the offers made  by
               any Bank or Banks pursuant to paragraph (c) above in its sole discretion but only in ascending order of interest rates, by giving telephonic notice to the Banks whose offers are being accepted and the Agent of the interest rate, term and amount of each Bid Loan (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount notified to the Company by such Bank in its Offer to Make Bid Loans for such Bid Loan, pursuant to paragraph (c) above) to be made by each Bank, and reject any remaining offers made by Banks pursuant to paragraph (c) above by giving the Banks and the Agent telephonic notice to that effect; provided, that the Company may not accept any offer if the Agent has advised the Company that such offer fails to comply with paragraph (c) above or otherwise fails to comply with the requirements of this Agreement (including, without limitation, paragraph (a) above). If offers are made by two or more Banks with the same interest rates for a greater aggregate principal amount than the amount in respect of which offers are accepted, the principal amount of Bid Loans in respect of which offers are accepted shall be allocated by the Company among such Banks as nearly as possible (in multiples of $500,000) in proportion to the aggregate principal amount of such offers. Determinations by the Company of the amounts of Bid Loans shall be conclusive, absent manifest error.

(e) If the Company notifies the Banks that the relevant Request for Bid Loans is canceled pursuant to paragraph (d)(i) above, no Bid Loans shall be made in respect thereof.

(f) If the Company accepts one or more of the offers made by any Bank or Banks pursuant to paragraph (d)(ii) above, the Company shall confirm such acceptance in writing by telecopy sent the same day to the Agent and each Bank.

(g) Each Bank that is to make a Bid Loan shall, before 2:00 p.m. (Chicago time) on the date of such Bid Loan specified in the notice received from the Company pursuant to paragraph (b) make available the amount of such Bid Loan for the account of its Applicable Lending Office to the Agent. Upon fulfillment of the applicable conditions set forth in Section 6 and after receipt by the Agent of such funds, the Agent will make such funds available to the Company at the Agent's address. Promptly after the making of each Bid Loan, the Agent will notify each Bank of the amount and type thereof, the amount of each Commitment utilized thereby and the dates upon which the same commenced and are scheduled to terminate.

(h) The Bid Loans to be made on a particular date shall be in an aggregate amount not less than $1,000,000 or an integral multiple of $500,000 in excess thereof and, following the borrowing thereof, the Company shall be in compliance with the limitation set forth in the proviso to the first sentence of Section 2.2(a).

(i) Within the limits set forth in this Section 2.2, the Company may from time to time borrow, repay and reborrow Bid Loans under this Section 2.2.

(j) The Company shall repay to the Agent for the account of each Bank which has made a Bid Loan, on the maturity date of each Bid Loan (such maturity date being that specified by the Company for repayment of such Bid Loan in the related Request for Bid Loans delivered pursuant to paragraph (a) above and provided in the applicable loan account or Bid Loan Note, if any), the then unpaid principal amount of such Bid Loan. The Company shall have no right to prepay any principal amount of any Bid Loan except
(i) on the terms, specified by the Company for such Bid Loan in the related Request for Bid Loans delivered pursuant to paragraph
(a) above and set forth in the applicable loan account or Bid Loan Note, if any, or (ii) with the consent of the applicable Bank. The Company agrees to provide the Agent with written notice of any prepayment of Bid Loans on the date such Loans are prepaid.

(k) The Company shall pay interest on the unpaid principal amount of each Bid Loan from the date of such Bid Loan to the date the principal amount of such Bid Loan is repaid in full, at the rate of interest for such Bid Loan specified by the Bank making such Bid Loan in its Offer to Make Bid Loans delivered pursuant to paragraph (c) above, payable on the interest payment date or dates specified by the Company for such Bid Loan in the related Request for Bid Loans delivered pursuant to paragraph (a) above, as provided in the applicable loan account or Bid Loan Note, if any.

     2.3. Notice of Borrowings. The Company shall give the Agent (which shall promptly notify the Banks) notice of each borrowing of Alternate Base Rate Loans or Eurodollar Loans under
Section 2.1 as provided in Section 4.5 hereof. Not later than 1:00 p.m., Chicago time on the date specified for each such borrowing hereunder, each Bank shall make available the amount of the Alternate Base Rate Loan or the Eurodollar Loan to be made by it on such date to the Agent, at such account as it shall specify, in immediately available funds, for the account of the Company. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the same, in immediately available funds, in an account of the Company maintained at the Agent.

     2.4. Changes of Commitments.

          (a)  Increases in Commitments.

              (i) If no Default has occurred and is continuing, the Company may, once during each calendar year prior to the Termination Date commencing May 2, 2000, request an increase in the aggregate Commitments, by giving written notice to the Agent and each Bank (each such notice an "Increase Request"). Concurrently with delivering an Increase Request, the Company may seek additional commitments from other financial institutions ("New Bank(s)").
              An Increase Request may request an increase in the aggregate Commitments of at least $5,000,000 but not more than $50,000,000; provided, that in no event shall the aggregate Commitments of the Banks (including New Banks) hereunder exceed $225,000,000 at any time. Each Bank may, in its sole and absolute discretion, commit to increase its Commitment by all or a part of the increase requested in the Increase Request by delivering to the Company and the Agent a commitment valid for a period of 30 days ("Commitment Increase Notice") to such effect, which Commitment Increase Notice shall refer to this Section 2.4(a)(i) and which shall be given no later than 10 Business Days after the date of the Increase Request (the period between the date of the Increase Request and the 10 Business Day deadline for response being referred to as the "Consent Period"). The existing Commitment of any Bank shall not be increased in connection with an Increase Request if such Bank (x) by notice ("Decline Notice") declines to increase its Commitment during the Consent Period or (y) fails to respond to the Company and the Agent within the Consent Period (each such Bank giving a Decline Notice or failing to respond on or before the expiration of the Consent Period being called a "Declining Bank" and each other Bank being called an "Increasing Bank").

              (ii) Upon expiry of the Consent Period (or sooner if all existing Banks and New Banks respond sooner), if the commitments of the Increasing Banks specified in their respective Commitment Increase Notices and the New Bank(s) in their commitment letters equal or exceed the Increase Request, the Agent shall allocate such commitments up to the amount specified in the Increase Request to the Increasing Banks and New Bank(s) based on the ratio of each Increasing Bank's commitment specified in its Commitment Increase Notice (or New Bank in its commitment letter) to the aggregate of all commitments of the Increasing Banks specified in the Commitment Increase Notices and New Bank(s) in their commitment letters.

              (iii) Upon expiry of the Consent Period, if the commitments of the Increasing Banks specified in their respective Commitment Increase Notices and the New Bank(s) in their commitment letters are less than the Increase Request, the Company may agree to accept such commitments from the Increasing Banks and New Bank(s). Upon expiry of the Consent Period (or sooner if all existing Banks and New Banks respond sooner), the Company may add New Bank(s) with commitments up to the amount specified in their commitment letters provided, that (A) no Default shall have occurred and be continuing, (B) the aggregate amount of Commitments plus increases in Increasing Bank existing Commitments and New Bank commitments does not exceed $225,000,000, (C) any such New Bank assumes all the rights and obligations of a "Bank" hereunder pursuant to accession documentation as the Agent shall specify and described below and
              (D) such New Bank is reasonably satisfactory to the Agent. If the Company does accept such commitments, the Agent shall allocate such commitments to each of the Increasing Banks and New Bank(s) based on the ratio of its commitment specified in its Commitment Increase Notice or commitment letter to the aggregate of all commitments of the Increasing Banks and New Bank(s) specified in their Commitment Increase Notices and commitment letters.

              (iv) Upon allocation of the increased commitments to the Increasing Banks and/or New Bank(s), the Company shall deliver such documentation as the Agent may reasonably require to evidence the Company's authority to incur the increased obligations hereunder, including, without limitation, documents similar to those described in Section 6.1(b) - (e) inclusive, and if requested by the Increasing Banks and/or New Banks, replacement Notes to the Increasing Banks and/or new notes to the New Bank(s) reflecting the Commitment of each Increasing Bank and New Bank. Such new and replacement notes, if any, shall be deemed to constitute a "Note" or "Notes" hereunder for all purposes and such new and increased commitments shall constitute a "Commitment" or "Commitments" hereunder for all purposes. The Agent shall promptly provide each of the Banks a revised
              Schedule 1 reflecting the Commitments of the Banks.

              (v) Any New Bank may become a "Bank" under this Agreement by executing and delivering to the Company and the Agent an Accession Agreement (an "Accession Agreement") in substantially the form of Exhibit H hereto and such related documentation as shall be reasonably satisfactory in form and substance to the Agent, pursuant to which such New Bank shall assume the rights, privileges, duties and obligations of a "Bank" hereunder. Upon the effectiveness of any such Accession Agreement and related documentation, the New Bank shall become a "Bank" for all purposes of this Agreement having the Commitments specified in such Accession Agreement. The Agent shall promptly provide a copy of each Accession Agreement to each of the Banks.

              (vi) If any Alternate Base Rate Loans or Eurodollar Loans shall be outstanding at the time an Accession Agreement and/or increase in Commitments becomes effective, the Company shall repay such portion of such Loans and borrow an equal principal amount of new Alternate Base Rate Loans and Eurodollar Loans from each New Bank which has acceded and/or Increasing Bank so that after giving effect to such prepayment and borrowing Alternate Base Rate Loans and Eurodollar Loans are held pro rata among the Banks in accordance with the Commitments (or, if any Bid Loan has been outstanding, so that such Alternate Base Rate Loans and Eurodollar Loans are held in such proportion as they would be held if such New Bank and/or Increasing Bank had been a Bank hereunder that had not made any Bid Loans (and whose loan amounts were determined as provided in Section 4.2)). The Banks shall make disbursements among themselves to give effect to such prepayment and borrowing pursuant to instructions from the Agent. The Company shall pay accrued interest to the date of prepayment on any Loans so prepaid, together with any amounts payable as a result of such prepayment pursuant to Section 5.5, such prepayments being due on the date of such prepayments. Any Eurodollar Loans made by any New Bank and/or Increasing Bank shall (if not made on the first day of the relevant Interest Period hereunder) bear interest from the date they are made to the end of the then current Interest Period(s) for Eurodollar Loans hereunder at, in the case of the New Bank, such rate(s) per annum as shall be set forth in the Accession Agreement or, in the case of any Increasing Bank, at a rate per annum equal the cost of funding such Loan in the London interbank market for the period to the end of the Interest Period plus the Applicable Margin.

          (b) Reductions/Terminations of Commitment. The Company shall have the right to terminate or reduce the aggregate amount of the unused Commitments at any time or from time to time, provided, that:

              (i) the Company shall give notice of each such termination or reduction as provided in Section 4.5 hereof;

              (ii) each partial reduction  shall  be  in  minimum amounts of $5,000,000 or an integral multiple of $1,000,000 in excess thereof;

              (iii)the aggregate  amount of Commitments shall not be reduced below the aggregate outstanding principal amount of Loans; and

              (iv) no such reduction  shall cause the Commitment of any Bank to be reduced below the outstanding principal amount of Loans made by such Bank.

          (c) No Reinstatement. Commitments once terminated or reduced may not be reinstated.

     2.5. Fees.

          (a) The Company shall pay to the Agent for the account of each Bank (to be paid to each Bank pro rata based on such Bank's Commitment without giving effect to any usage thereof) an annual facility fee for the period from and including the date hereof to but not including the date such Commitment is terminated or the Termination Date, at the Applicable Margin specified for
          "Facility Fee" in the definition of Applicable Margin. The accrued Facility Fee in respect of the Commitments shall be payable in arrears on the Quarterly Dates and on the earlier of the date the Commitments are terminated or the Termination Date.

          (b) On or before the date hereof, the Company shall pay to the Agent for the account of each Bank an irrevocable upfront fee as shall be set forth in a letter agreement dated the date of this Agreement between the Company and the Agent based on each Bank's Commitment on the date hereof.

          (c) The Company shall pay to the Agent for the account of the Agent an agent's fee and such other fees as shall be set forth in a letter agreement dated the date of this Agreement between the Agent and the Company.

     2.6. Lending Offices. The Loans of each type made by each Bank shall be made and maintained at such Bank's Applicable Lending Office for Loans of such type and Bid Loans made by each Bank shall be made and maintained at the Applicable Lending Office specified in the relevant Offer to Make Bid Loans.

     2.7. Several Obligations; Remedies Independent. The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation, if any, to make any Loan on such date, but neither any Bank nor the Agent shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank. The amounts payable by the Company at any time hereunder and under the Notes, if any, to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement and the Notes, if any, and it shall not be necessary for any other Bank or the Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

     2.8. Loan Accounts. (a) The Loans made by each Bank shall be evidenced by one or more accounts or records maintained by such Bank in the ordinary course of business. The accounts or records maintained by the Agent and each Bank shall be conclusive absent manifest error of the amount of the Loans made by the Banks to the Company, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.


          (b) Upon the request of any Bank made through the Agent, the Loans (other than Bid Loans) made by such Bank may be evidenced by one or more Revolving Notes, and the Bid Loans made by such Bank may be evidenced by one or more Bid Loan Notes, each instead of loan accounts. Each such Bank shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Bank is irrevocably authorized by the Company to endorse its Note(s) and each Bank's record shall be conclusive absent manifest error; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Bank.

     2.9. Voluntary Conversion or Continuation of Loans.  Subject to
Section 4.4 hereof, the Company shall have the right to Convert Loans (other than Bid Loans) of one type into Loans of another type or Continue Eurodollar Loans as such at any time, provided,
that:   (a)  the Company shall give the Agent written  notice  of
each such Conversion or Continuation as provided in Section 4.5 hereof; and (b) Eurodollar Loans may be Continued or Converted
only  on  the last day of an Interest Period for such Loans.   So
long  as any Default or Event of Default shall have occurred  and be  continuing,  no  Loan  may be Converted  or  Continued  (upon
expiration  of  the  current  Interest  Period)  into  or  as   a
Eurodollar Loan unless the Agent and each of the Banks shall otherwise consent in writing.

     Section 3.     Payments of Principal and Interest.

     3.1. Repayment of Loans. The Company unconditionally promises to pay to the Agent for the account of each Bank, the principal of such Bank's Loans on the earlier of (a) the Termination Date,
(b) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise), or (c) in the case of any Bid Loan, on the maturity date for such Bid Loan as specified by the Company in the Request for Bid Loans.

     3.2. Prepayments of Loans.

          (a) The Company shall have no right to prepay any principal amount of any Alternate Base Rate Loans or Eurodollar Loans other than as provided in paragraph (b) below.

          (b) The Company may, upon the giving of such notice as is specified in Section 4.5 hereof, and if such notice is given the Company shall, prepay the outstanding principal amounts of the Alternate Base Rate Loans or Eurodollar Loans in whole or ratably (in accordance with the outstanding principal amounts of Loans of such type then held by the Banks) in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, (i) partial prepayment shall be in an aggregate principal amount not less than that specified in
Section 4.4 and (ii) Eurodollar Loans prepaid on a day other than the last day of an Interest Period shall be subject to
Section 5.5.

     3.3. Interest.

          (a) The Company promises to pay to the Agent for the account of each Bank, interest on the unpaid principal amount of each Loan (other than any Bid Loan) made by such Bank for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, (i) while such Loan is an Alternate Base Rate Loan, at a rate per annum equal to the Alternate Base Rate (as in effect from time to time); and
          (ii) while such Loan is a Eurodollar Loan, for each Interest Period relating thereto, at a rate per annum equal to the LIBOR Rate for such Loan for such Interest Period plus the Applicable Margin specified in "LIBOR Rate plus" in the definition of "Applicable Margin."

          (b) Notwithstanding the foregoing, the Company will pay to the Agent for the account of each Bank, interest at the Post-Default Rate on any principal of any Loan (including any Bid Loan) made by such Bank, and (to the fullest extent permitted by law) on any interest or other amount payable by the Company hereunder or under any Note, if any, held by such Bank which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for each day during the period from and including the due date thereof to but excluding the date the same is paid in full (or the date the same is no longer due as a result of a notice of acceleration being rescinded).

          (c) Accrued interest shall be payable (i) in the case of an Alternate Base Rate Loan, quarterly on the Quarterly Dates or at maturity if earlier, (ii) in the case of a Eurodollar Loan, on the last day of each Interest Period therefor and if such Interest Period is in excess of three months, the day three months after the commencement of such Interest Period and thereafter the day three months after each preceding payment date or maturity, and (iii) in the case of any Alternate Base Rate Loan or Eurodollar Loan, upon the payment or prepayment thereof or the Conversion of such Loan to a Loan of another type (but only on the principal amount so paid, prepaid or Converted), except that interest payable at the Post-Default Rate shall be payable from time to time on demand and interest on any Eurodollar Loan that is Converted into an Alternate Base Rate Loan pursuant to Section 5.4 hereof shall be payable on the date of Conversion (but only to the extent so Converted).

          (d) Promptly after the determination of any interest rate provided for herein (other than in respect of any Bid Loan) or any change therein, the Agent shall give notice thereof to the Banks and the Company.

     Section 4.     Payments; Pro Rata Treatment; Computations; Etc.

     4.1. Payments.

          (a) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Company under this Agreement and the Notes, if any, shall be made in Dollars, in immediately available funds, without deduction, defense, set-off or counterclaim, to the Agent at such account as it may specify, not later than 1:00 p.m., Chicago time, on the date on which such payment shall become due (each such payment made after such time to be deemed to have been made on the next succeeding Business Day).

          (b) The Agent may (but shall not be obligated to) debit the amount of any payment which is required to be made by the Company under this Agreement or any Note, if any, to any ordinary deposit account of the Company with the Agent (with notice to the Company) on or after the due date of such payment.

          (c) Each payment received by the Agent under this Agreement or any Note, if any, for the account of a Bank shall be paid promptly to such Bank, in immediately available funds, for the account of such Bank's Applicable Lending Office for the Loan in respect of which such payment is made.

     4.2. Pro Rata Treatment.

          (a) Except to the extent otherwise provided herein: (i) each borrowing from the Banks under Section 2.1 hereof shall be made from the Banks, each payment of fees under Section 2.5(a) hereof shall be made for the account of the Banks, and each termination or reduction of the amount of the Commitments under Section 2.4 hereof shall be applied to the Commitments of the Banks, pro rata according to the amounts of such Commitments; (ii) the making, Conversion and Continuation of Loans of a particular type (other than Conversions provided for by Section 5.4 hereof and Bid Loans) shall be made pro rata among the Banks according to the amounts of the Commitments, and the then current Interest Period for each Loan of such type shall be coterminous; (iii) each payment or prepayment of principal of Loans (other than Bid Loans) by the Company shall be made for the account of the Banks pro rata in accordance with the respective unpaid principal amounts of the Loans of the relevant type held by the Banks; and
          (iv) each payment of interest on Loans (other than Bid Loans) by the Company shall be made for the account of the Banks pro rata in accordance with the amounts of interest due and payable to the respective Banks with respect to Loans of the relevant type.


          (b) Notwithstanding the foregoing, if any Bid Loans shall be outstanding, the amount of each Eurodollar Loan or Alternate Base Rate Loan to be made on any day by any Bank shall be such amount as is the product obtained by multiplying (i) the total amount of the Loans to be made on such day times (ii) such Bank's Loan Fraction on such day.

          (c) Notwithstanding the foregoing, if no Bid Loans shall be outstanding but there shall be outstanding any Eurodollar Loans or Alternate Base Rate Loans which are not then held by the Banks pro rata in accordance with the Commitments, the amount of each Eurodollar Loan or Alternate Base Rate Loan to be made on any day by any Bank shall be such amount as is obtained by (i) determining for each Bank the product obtained by multiplying (A) such Bank's Non-Pro Rata Loan Fraction on such day times (B) the aggregate principal amount of all Loans to be outstanding under this Agreement on such day (including the Loans being made on such day) and (ii) subtracting from the amount determined for each Bank pursuant to clause (i) the aggregate principal amount of all Loans made by such Bank to be outstanding on such day, other than such Loans being made on such day.

          (d) Notwithstanding the foregoing, if no Bid Loans shall be outstanding but there shall be outstanding any Eurodollar Loans or Alternate Base Rate Loans which are not then held by the Banks pro rata in accordance with the Commitments and an Event of Default shall have occurred and be continuing and the Commitments terminated and the Loans accelerated, then the Banks holding Loans less than their pro rata share of the Commitments shall promptly purchase participations in the Loans held by such other Banks in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Banks shall hold the Loans pro rata in accordance with the Commitments.

     4.3. Computations.  Interest on Eurodollar Loans, Bid Loans and
          fees shall be computed on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Interest on Alternate Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

     4.4. Minimum Amounts. Except for Conversions or prepayments made pursuant to Section 2.2, 2.4(a) or 5.4 hereof, each borrowing, Conversion and prepayment of principal of Loans shall be in an amount at least equal to $1,000,000, in the case of Alternate Base Rate Loans, and $5,000,000, in the case of Eurodollar Loans (borrowings, prepayments or Conversions of or into Loans of different types or, in the case of Eurodollar Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings, Conversions and prepayments for purposes of the foregoing, one for each type or Interest Period). Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of Eurodollar Loans having the same Interest Period shall be at least equal to $5,000,000 and, if any Eurodollar Loans would otherwise be in a lesser principal amount for any period, such Loans shall be Alternate Base Rate Loans during such period.

     4.5. Certain Notices.

          (a) Notices by the Company to the Agent of terminations or reductions of Commitments, of borrowings, Conversions, Continuations and prepayments of Loans, of the type of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Agent not later than 10:00 a.m. Chicago time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing, Conversion, Continuation or prepayment or the first day of such Interest Period specified below:

                                                       Number of
                                                        Business
          Notice                                       Days Prior

     Termination or
     reduction of Commitments                              2

     Borrowing or repayment of,
     or Conversions into,
     Alternate Base Rate Loans                             0

     Borrowing or repayment of,
     Conversions into, Continuations
     as, or duration of Interest
     Period for, Eurodollar Loans                          2

          (b) Each such notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced. Each such notice of borrowing (which shall be in substantially the form of Exhibit E hereto), Conversion or Continuation (which shall be in substantially the form of Exhibit F hereto), or prepayment shall specify the Loans to be borrowed, Converted, Continued or prepaid and the amount (subject to Section 4.4 hereof) and type of the Loans to be borrowed, Converted, Continued or prepaid and the date of borrowing, Conversion, Continuation or prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Agent shall promptly notify the Banks of the contents of each such notice.

          (c) In the event that the Company fails to select the type of Loan, or the duration of any Interest Period for any Eurodollar Loan within the time period and otherwise as provided in this
          Section 4.5, such Loan (if outstanding as a Eurodollar Loan) will be automatically Converted into an Alternate Base Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as an Alternate Base Rate Loan) will remain as, or (if not then outstanding) will be made as, an Alternate Base Rate Loan.

     4.6. Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Bank or the Company (the "Payor") prior to the time by which the Payor is scheduled to make a payment to the Agent (a "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may in reliance upon such assumption (but shall not be required to) make the amount thereof available to the intended recipient(s) on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient(s) of such payment shall, on demand, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (if the recipient is the Company) the Alternate Base Rate for such day, and (if the recipient is a Bank) the Fed Funds Rate for such day as determined by the Agent; and if such recipient(s) shall fail promptly to make such payment, the Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid at the Alternate Base Rate (if the Payor is the Company) or the Fed Funds Rate (if the Payor is a Bank).

     4.7. Set-off and Sharing of Payments, Etc.

          (a) The Company agrees that in addition to any right of set-off, banker's lien or counterclaim a Bank may otherwise have, each Bank shall be entitled to apply and offset balances and other claims of the Company at any of such Bank's or its affiliate's offices, in Dollars or in any other currency, against any amount payable to such Bank hereunder or under the Notes, if any, which is not paid when due (regardless of whether such balances and other claims are then due).

          (b) If any Bank shall obtain payment of any principal of or interest on any Loan through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise and, as a result of such payment, such Bank shall have received a greater percentage of the principal or interest then due hereunder by the Company to such Bank than the percentage received by any other Banks, it shall promptly purchase from such other Banks participations in the Loans made by such other Banks in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Banks shall share the benefit of such excess payment pro rata in accordance with the unpaid principal and/or interest on the Loans held by each of the Banks. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

          (c) The Company agrees that any Bank so purchasing a participation may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans in the amount of such participation.

          (d) Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Company.

     Section 5.     Yield, Capital Maintenance and Taxes Provisions.

     5.1. Additional Costs.

          (a) The Company shall pay directly to each Bank from time to time such amounts as such Bank may determine to be necessary to compensate it for any costs which such Bank determines are attributable to its making or maintaining of any Eurodollar Loans or its obligation to make any Eurodollar Loans hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which:

             (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Notes, if any, in respect of any of such Loans (other than franchise taxes and taxes on the overall net income of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank is organized or has its principal office or such Applicable Lending Office); or

             (ii) imposes or modifies any reserve, special deposit or similar requirements (other than the Reserve Requirement utilized in the determination of the LIBOR Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank or any commitment of such Bank; or

             (iii) imposes any other condition affecting this Agreement or its Notes, if any (or any of such extensions of credit or liabilities) or Commitment.

          (b)   Without limiting the effect of the provisions  of
          Section 5.1(a) hereof, the obligation of any Bank to make or Continue, or to Convert Alternate Base Rate Loans into, Eurodollar Loans hereunder shall be suspended upon notice to the Company (with a copy to the Agent) until any Regulatory Change ceases to be in effect (in which case the provisions of Section 5.4 hereof shall be applicable), in the event that, by reason of such Regulatory Change, such Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or
          (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold.

          (c) Without limiting the effect of the foregoing provisions of this Section 5.1 (but without duplication), if any Bank determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Bank or any Person controlling such Bank and that the amount of such capital is increased by or based upon the existence of such Bank's Commitment to lend hereunder and other commitments of this type or any Loan, then, upon demand by such Bank (with a copy of such demand to the Agent), the Company shall immediately pay to the Agent for the account of such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank or such Person in the light of such circumstances, to the extent that such Bank determines such increase in capital to be allocable to the existence of such Bank's Commitment to lend or Loans hereunder.

          (d) Each Bank will notify the Company of any event occurring after the date of this Agreement that will entitle such Bank to compensation under paragraph (a) or (c) of this Section 5.1 as promptly as practicable but in any event within 90 days after such Bank obtains actual knowledge thereof; provided, however, that if any Bank fails to give such notice within 90 days after it obtains actual knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section 5.1 in respect of any costs resulting from such event, only be entitled to payment under this Section 5.1 for costs incurred from and after the date 90 days before the date that such Bank does give such notice. Each Bank will furnish to the Company a certificate setting forth the basis and amount of each request by such Bank for compensation under paragraph (a) or (c) of this
          Section 5.1, which certificate shall be conclusive and binding on the Company in the absence of manifest error. Determinations and allocations by any Bank for purposes of this Section 5.1 of the effect of any Regulatory Change, law, regulation, guideline or request of any central bank or other monetary authority shall be conclusive and binding on the Company absent manifest error.

     5.2. Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Base Rate for any Interest Period:

           (a) the Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR Base Rate" are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Eurodollar Loans as provided herein; or

           (b) the Majority Banks reasonably determine (which determination shall be conclusive) and notify the Agent that the relevant rates of interest referred to in the definition of "LIBOR Base Rate" upon the basis of which the rate of interest for Eurodollar Loans for such Interest Period is to be determined are not likely adequately to cover the cost to such Banks of making or maintaining such type of Loans for such Interest Period;
           then the Agent shall give the Company and each Bank prompt notice thereof and, so long as such condition remains in effect, the Banks shall be under no obligation to make or Continue Eurodollar Loans or to Convert Alternate Base Rate Loans into Eurodollar Loans and the Company shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Loans or Convert such Loans into Alternate Base Rate Loans in accordance with Section 2.9 hereof.

     5.3. Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make or maintain Eurodollar Loans hereunder, then such Bank shall promptly notify the Company thereof (with a copy to the Agent) and such Bank's obligation to make or Continue, or to Convert Alternate Base Rate Loans into, Eurodollar Loans shall be suspended until such time as such Bank may again make and maintain Eurodollar Loans (in which case the provisions of

   Section 5.4 hereof shall be applicable).

     5.4. Treatment of Affected Loans.

          (a) If the obligation of any Bank to make or Continue, or to Convert Alternate Base Rate Loans into, Eurodollar Loans is suspended pursuant to Section 5.1, 5.2(a) or (b) or 5.3 hereof, such Bank's Eurodollar Loans shall be automatically Converted into Alternate Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of a Conversion required by Section 5.3 hereof, on such earlier date as such Bank may specify to the Company with a copy to the Agent), and, unless and until such Bank gives notice as provided below that the circumstances specified in Section 5.1, 5.2(a) or (b) or 5.3 hereof which gave rise to such Conversion no longer exist:

             (i) to the extent that such Bank's Eurodollar Loans have been so Converted, all payments and prepayments of principal which would otherwise be applied to such Bank's Eurodollar Loans shall be applied instead to its Alternate Base Rate Loans; and

             (ii) all Loans which would otherwise be made or Continued by such Bank as Eurodollar Loans shall be made or Continued instead as Alternate Base Rate Loans and all Loans of such Bank which would otherwise be Converted into Eurodollar Loans shall remain as Alternate Base Rate Loans.

          (b)   If such Bank gives notice to the Company (with  a
          copy   to   the  Agent)  that  the  circumstances  specified   in
          Section 5.1, 5.2 or 5.3 hereof which gave rise to the Conversion of such Bank's Eurodollar Loans pursuant to this Section 5.4 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans are outstanding, such Bank's Alternate Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans to the extent necessary so that, after giving effect thereto, all Eurodollar Loans are held pro rata (as to principal amounts, types and Interest Periods) in accordance with the Commitments.

     5.5. Compensation.

          (a) The Company shall pay to the Agent for the account of each Bank, upon the request of such Bank through the Agent, such amount or amounts as shall be sufficient to compensate it for any loss, cost or expense which such Bank reasonably determines are attributable to (i) any payment, prepayment or Conversion of a Eurodollar Loan or a Bid Loan made by such Bank for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 9 hereof or a prepayment pursuant to Section
          3.2  or 5.4 (other than as a result of some culpable act of  such
          Bank) hereof) on a date other than the last day of the Interest Period for such Loan (in the case of a Eurodollar Loan) or the due date of such Loan (in the case of a Bid Loan); or (ii) any failure by the Company for any reason (including, without limitation, the failure of any of the conditions precedent specified in Section 6 hereof to be satisfied) to borrow, Convert or Continue a Eurodollar Loan or borrow a Bid Loan from such Bank on the date for such borrowing specified in the relevant Request for Bid Loans or notice of borrowing given pursuant to
          Section 2.3 hereof, but excluding any such failure that results from the failure or refusal of a Bank to make such Loan if all of the conditions precedent specified in Section 6 shall have been satisfied in respect thereof.

          (b) Without limiting the effect of Section 5.5(a), such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid, prepaid or Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow to (x) in the case of Eurodollar Loans, the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan or (y) in the case of Bid Loans, the due date of such Bid Loan (or, in the case of a failure to borrow, the due date of the Bid Loan which would have been made on the date of such borrowing) at the applicable rate of interest for such Loan over (ii) (x) in the case of Eurodollar Loans, the interest component of the amount such Bank would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Bank) and (y) in the case of Bid Loans, the interest rate certified by such Bank as the rate which reflects the Bank's cost of funding such Bid Loan. Each Bank will furnish to the Company a certificate setting forth the basis and amount of each request by such Bank for compensation under this Section 5.5, which certificate shall be conclusive and binding on the Company in the absence of manifest error.

     5.6. Taxes.

          (a) All payments by the Company hereunder or under the Notes, if any, shall be made free and clear of and without deduction or withholding for or on account of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, excluding, in the case of each Bank (or its Applicable Lending Office) and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank (or its Applicable Lending Office) or the Agent is organized or any political subdivision thereof (all such non-excluded taxes, deductions and withholdings being hereinafter referred to as "Taxes"). If the Company shall be required by law to deduct any Taxes from any amount payable hereunder or under any Note, if any, (i) the amount payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional amounts payable under this Section 5.6) the payee receives an amount equal to the amount it would have received had no such deductions been made and (ii) the Company shall pay the full amount deducted to the relevant authority in accordance with applicable law.

          (b) In addition, the Company agrees to pay any present or future stamp, documentary, excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes, if any, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

          (c) The Company will indemnify each Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 5.6) paid by such Bank or the Agent. This indemnification shall be made within 30 days from the date such Bank or the Agent (as the case may be) makes written demand therefor.

          (d) Within 30 days after the date of any payment of Taxes, the Company will furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

          (e) Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in this Section 5.6 shall survive the payment in full of principal and interest hereunder and under the Notes, if any.

          (f) At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Company and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or any other applicable or successor form, certifying in either case that such Bank is entitled to receive payments under this Agreement and the Notes, if any, without deduction or withholding of any United States federal income taxes. Each Bank which is so obligated to deliver a Form 1001 or 4224 or any other applicable or successor form, further undertakes to deliver to each of the Company and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may reasonably requested by the Company or the Agent, in each case certifying that such Bank is entitled to receive payments under this Agreement and the Notes, if any, without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Company and the Agent that it is not capable of receiving payments without any deduction or withholding or United States federal income tax.

     5.7. Change of Applicable Lending Office.  Each Bank agrees that if it makes any demand for payment under Section 5.1 or 5.6, or if any adoption or change of the type described in Section 5.3 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be materially disadvantageous to it, as determined in its sole discretion) to designate a different Applicable Lending Office if the making of such a designation would reduce or eliminate the need for the Company to make payments under Section 5.1 or 5.6, or would eliminate or reduce the effect of any adoption or change described in Section 5.3.

     5.8. Substitution of Bank. In the event the Company is required to pay any additional amounts pursuant to Section 5.1 or 5.6, the Company may, so long as no Event of Default has occurred and is continuing, require any Bank claiming such additional amounts, upon five Business Days' prior written notice from the Company, to assign the entire then outstanding principal amount of the Loans owing to such Bank and the entire Commitment of such Bank to another bank or financial institution selected by the Company and, if such bank or financial institution is not then a Bank, reasonably satisfactory to the Agent. Any such assignment shall be effected in accordance with Section 11.6 and, as a condition to such assignment, the Company shall pay all amounts due to such Bank hereunder on the effective date of such assignment.

     Section 6.     Conditions Precedent.

     6.1. Initial Loan. The obligation of each Bank to make its initial Loan hereunder is subject to the receipt by the Agent of the following documents, each of which shall be satisfactory to the Agent and its counsel in form and substance:

          (a) The Agreement and Notes. This Agreement and the Notes, if any, duly completed and executed.

          (b) Corporate Action. Certified copies of the articles of incorporation and by-laws of the Company and all corporate action taken by the Company approving this Agreement and the Notes, if any, and borrowing by the Company hereunder (including a secretary's or assistant secretary's certificate setting forth the resolutions of the Board of Directors of the Company adopted in respect of the transactions contemplated hereby).

          (c) Incumbency. A certificate of the secretary or assistant secretary of the Company naming and setting forth the specimen signature of each of the officers and Authorized Officers of the Company (i) who is authorized to sign on its behalf this Agreement and the Notes, if any, and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving Requests for Bid Loans, notices and other communications in connection with this Agreement and the transactions contemplated hereby.

          (d) Officer's Certificate. A certificate of a senior officer of the Company to the effect set forth in the first sentence of
               Section 6.2 hereof.

          (e)  Opinion of General Counsel to the Company.  An opinion of
               David W. League, general counsel of the Company, substantially in the form of Exhibit G hereto.

          (f) Other Documents. Such other documents as the Agent or any Bank may reasonably request.

     6.2. Initial and Subsequent Loans. The obligations of the Banks to make any Loan (including its initial Loan) are subject to the further conditions precedent that, both immediately prior to such Loan and also after giving effect thereto: (a) no Default shall have occurred and be continuing; and (b) the representations and warranties made by the Company in Section 7 hereof shall be true and correct in all material respects on and as of the date of the making of such Loans with the same force and effect as if made on and as of such date except to the extent such representations and warranties state that they relate solely to a specified date. Each notice of borrowing and Request for Bid Loans by the Company hereunder shall constitute a certification by the Company to the effect set forth in the preceding sentence.

     6.3. Bid Loans. The obligation of any Bank to make any Bid Loan is subject to the completion of the procedures set forth in
          Section 2.2.

     Section 7. Representations and Warranties. The Company represents and warrants to the Banks that:

     7.1.  Corporate Existence and Related Matters.  Each of  the
           Company and its Subsidiaries: (a) in the case of the Company and its corporate Subsidiaries, is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation; (b) in the case of non-corporate Subsidiaries, are entities duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective organization, (c) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (d) is qualified to do business in all jurisdictions in which the failure so to qualify would have a material adverse effect on the business, affairs or financial condition of the Company or such Subsidiary.

     7.2. Financial Condition.

          (a) The consolidated balance sheet of the Company and its Subsidiaries as at January 1, 2000 and the related consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for the fiscal year ended on said date, with the opinion thereon (in the case of said consolidated balance sheet and statements) of KPMG Peat Marwick, heretofore furnished to each of the Banks, have been prepared in conformity with GAAP applied on a basis consistent with the preceding fiscal year and fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as at said date, and the consolidated results of their operations for the fiscal year ended on said date in accordance with GAAP.

          (b) Neither the Company nor any of its Subsidiaries had on said date any material contingent liabilities or liabilities for taxes, except as referred to or reflected or provided for in said balance sheets or the notes thereto as at said dates.

          (c) Since January 1, 2000 through and including the date hereof, there has been no material adverse change in the consolidated financial condition, operations, business or prospects taken as a whole of the Company and its Subsidiaries from that set forth in said financial statements as at said date.

     7.3. Litigation. There is no litigation, investigation or legal or arbitral proceeding or any proceeding by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Company) threatened against the Company or any of its Subsidiaries which would have a material adverse effect on the legality, validity or enforceability of this Agreement and the Notes, if any, or the consolidated financial condition, operations, business or prospects taken as a whole of the Company and its Subsidiaries.

     7.4. No Breach. The execution, delivery and performance of this Agreement and the Notes, if any, will not conflict with or result in a breach of, or cause the creation of a Lien or require any consent under, (a) the articles of incorporation or by-laws of the Company, (b) any applicable law or regulation, or any order, injunction or decree of any court or governmental authority or agency, or (c) any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound, except for breaches which could not reasonably be expected to have a material adverse effect on the legality, validity or enforceability of this Agreement and the Notes, if any, or the consolidated financial condition, operations, business or prospects taken as a whole of the Company and its Subsidiaries.

     7.5. Corporate Power and Action; Binding Effect. The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Notes, if any; the execution, delivery and performance by the Company of this Agreement and the Notes, if any, have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by the Company and constitutes, and each of the Notes, if any, when executed and delivered will constitute, legal, valid and binding obligations, enforceable in accordance with its terms.

     7.6. Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by the Company of this Agreement or the Notes, if any, or for the validity or enforceability thereof.

     7.7. Margin Stock. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock.

     7.8. ERISA.

          (a) Subject to Section 7.8(c) hereof, the Company and the ERISA Affiliates and the plan administrator of each Plan have fulfilled in all material respects their respective obligations under ERISA and the Code with respect to each Plan and each Plan is currently in material compliance with the applicable provisions of ERISA and the Code.

          (b) Subject to Section 7.8(c) hereof, with respect to each Plan, there has been no (i) "reportable event" within the meaning of
          Section 4043 of ERISA and the regulations thereunder which is not subject to the provision for waiver of the 30-day notice requirement to the PBGC; (ii) failure to make or properly accrue any contribution which is due to any Plan; (iii) except as set forth on Schedule 7 hereto, action under Section 4041 of ERISA to terminate any Pension Plan; (iv) withdrawal from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability pursuant to
          Section 4062(e), 4069 or 4212 of ERISA; (vii) complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Pension Plan which is a Multiemployer Plan that it is in reorganization or insolvency pursuant to Sections 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Sections 4041A or 4042 of ERISA;
          (viii) prohibited transaction described in Section 406 of ERISA or 4975 of the Code which could give rise to the imposition of any material fines, penalties, taxes or related charges; (xi) assertion of a material claim (other than routine claims for benefits) against any Plan (other than a Multiemployer Plan) which could reasonably be expected to be successful; (x) receipt from the Internal Revenue Service of notice of the failure of any Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Plan to qualify for exemption from taxation under Section 501(a) of the Code, if applicable; or
          (xi) imposition of a lien pursuant to Section 401(a)(29) of the Code or 412(n) of the Code or Section 302(f) of ERISA.

          (c) The representations and warranties set forth in Sections 7.8(a) and (b) shall not be deemed to be breached as a result of any event, occurrence or condition affecting or relating to a Multiemployer Plan of which the Company does not have knowledge.

     7.9. Taxes. United States federal income tax returns of the Company and the Subsidiaries have been examined and closed through the fiscal year of the Company ended December 31, 1995. The Company and its Subsidiaries have filed all United States federal income tax returns and all other material tax returns which are required to be filed by them and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Company or any of its Subsidiaries. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Company, adequate in all material respects.

     7.10 Investment Company Act.  The Company  is  not  an
          "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     7.11 Credit Agreements. As of the date hereof, Schedule 3 hereto is a complete and correct list of each credit, loan or purchase agreement, Guaranty Obligation or other arrangement providing for any Debt or any extension of credit to, or Guaranty Obligation by, the Company or any of its Subsidiaries, and the aggregate principal or face amount outstanding or which may become outstanding under each such arrangement is correctly described in said Schedule 3. The Agreements identified on
          Schedule 3 under the caption "Refinanced Debt Agreements" will be terminated upon repayment of the Debt thereunder with the proceeds of the initial Loans hereunder.

     7.12 Environmental Laws.

          (a) Subject to the last paragraph of this Section 7.12, the Company and each of its Subsidiaries have obtained all permits, licenses and other authorizations which are required under all Environmental Laws and are in compliance in all respects with any applicable Environmental Laws.

          (b) Subject to the last paragraph of this Section 7.12, no notice, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity or other Person with respect to any alleged failure by the Company or any of its Subsidiaries to comply in any respect with any Environmental Laws.

          (c) Subject to the last paragraph of this Section 7.12, there are no Liens arising under or pursuant to any Environmental Laws on any of the property owned or leased by the Company or any of its Subsidiaries.

          (d) Subject to the last paragraph of this Section 7.12, there are no conditions existing currently or likely to exist during the term of this Agreement which would subject the Company and its Subsidiaries or any of its property to any Lien, damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws by the Company and its Subsidiaries.
          The representations and warranties of the Company set forth in this Section 7.12 shall not be deemed to be breached as a result of any event, occurrence or condition which would not result in a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.

     7.13 Subsidiaries, Etc.   Set forth in Schedule 4 hereto, or
          in the most recent schedule delivered pursuant to Section 8.1, is a complete and correct list of all Subsidiaries of the Company and the respective jurisdiction of organization of each such Subsidiary. The Company owns, free and clear of all Liens, all outstanding shares or other ownership interests of such Subsidiaries.

     7.14 Liens. As of the date hereof, no property of the Company or any Subsidiary is subject to any Lien, except Liens permitted pursuant to Section 8.6 hereof.

     7.15 Subordination.   All indebtedness  identified  as
          "Patronage refund certificates payable" on the Company's most recently furnished balance sheet is effectively subordinated to the Loans pursuant to subordination language substantially the same as that set forth in Schedule 5 hereto, which language appears on all certificates evidencing such indebtedness. The subordination language set forth in Schedule 5 hereto effectively subordinates to the Loans and the Notes, if any, all indebtedness evidenced by instruments bearing such language.

     7.16 Compliance with Laws. The Company and each of its Subsidiaries are in material compliance with all statutes and governmental rules and regulations applicable to them.

     Section 8. Covenants.  The Company agrees that, so long as the Commitments are in effect and until payment in full of all Loans and all other amounts payable by the Company hereunder and under the Notes, if any:

     8.1. Financial Statements and other Information. The Company shall deliver to each of the Banks:

          (a) within 60 days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Company, consolidated statements of income and cash flow of the Company and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets as at the end of such period, setting forth in respect of such statements in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year and setting forth in respect of such balance sheets the corresponding consolidated figures for the end of the preceding fiscal year, accompanied by a certificate of a senior financial officer of the Company which shall state that said financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries in accordance with GAAP for such period;

          (b) within 120 days after the end of each fiscal year of the Company, consolidated statements of income, stockholders' equity and cash flow of the Company and its Subsidiaries for such year and the related consolidated balance sheets as at the end of such year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied (i) by an unqualified opinion thereon of independent certified public accountants of recognized national standing which shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as at the end of, and for, such fiscal year, and (ii) by a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default;

          (c) promptly upon their becoming available, copies of all registration statements and reports which the Company shall have filed with the Securities and Exchange Commission;

          (d) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

          (e) promptly after the Company knows that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Company has taken and proposes to take with respect thereto;

          (f) promptly upon receipt thereof, a copy of any notice, demand, request for information, citation, summons, complaint, order or other communication from any governmental or other entity or other Person with respect to any alleged failure by the Company or a Subsidiary to comply in any respect with any Environmental Laws or any assertion or allegation of any Lien or liability thereunder involving individually or in the aggregate $1,000,000 or more;

          (g) in the event there has been a sale, transfer or other disposition of any retail location or warehouse distribution location owned by the Company (collectively, "Company Location") or joint venture interest owned by the Company during a fiscal quarter, concurrently with the financial statements delivered pursuant to paragraph (a) above, a schedule of the net investment of the Company in each such Company Location or joint venture interest and the proceeds received by the Company upon the disposition of such Company Location or joint venture interest, all in form and substance satisfactory to the Agent;

          (h) concurrently with the financial statements delivered pursuant to paragraph (b) above, a certificate of an Authorized Officer of the Company as to a complete and current list of Subsidiaries substantially in the form of Schedule 4 hereto; and

          (i) from time to time such other information regarding the business, affairs or financial condition of the Company or any of its Subsidiaries as any Bank or the Agent may reasonably request.

          The Company will furnish to each Bank, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Company
          (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken and proposes to take with respect thereto) and
          (ii) setting forth in reasonable detail the computations necessary to determine whether the Company is in compliance with the financial covenants herein (including Section 8.11 hereof) as of the end of the respective fiscal quarter or fiscal year, as applicable.

     8.2. Litigation. The Company will promptly give to each Bank notice of all material legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceeding, affecting the Company or any of its Subsidiaries, except proceedings which would not have a material adverse effect on the legality, validity or enforceability or this Agreement or the Notes, if any, or the consolidated financial condition, operations, business or prospects taken as a whole of the Company and its Subsidiaries.

     8.3. Corporate Existence, Etc.   The Company will, and will cause
          each of its Subsidiaries to: (a) preserve and maintain its corporate or other existence and all of its rights, privileges and franchises (provided, that nothing in this Section 8.3 shall prohibit any transaction permitted under Section 8.5 hereof), except such rights, privileges and franchises of the Company or its Subsidiaries which the applicable Board of Directors has determined to abandon or exit; (b) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities, including all Environmental Laws; (c) pay and discharge all its obligations, including, without limitation, taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property, franchises or assets prior to the date on which penalties attach thereto, except for any such obligation, tax, assessment, charge or levy which is immaterial in amount or the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; (d) maintain all of its properties used or useful in its business in good working order and condition, ordinary wear and tear excepted; (e) maintain complete and accurate books and records in which full and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its prospective business and activities and (f) upon request, permit representatives of any Bank or the Agent, during normal business hours, to visit its premises, to examine, copy and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its senior officers and accountants.

     8.4. Insurance. The Company will, and will cause each of its Subsidiaries to, keep all of its property adequately insured by financially sound and reputable insurers in accordance with prudent business practices and will carry such other insurance as is customarily maintained in accordance with prudent business practices.

     8.5. Business Combinations and Asset Dispositions.   The Company
          will  not,  nor  will  it  permit any  of  its  Subsidiaries  to,
          (a) merge or consolidate with any other Person, or (b) sell, or otherwise dispose of, or part with control of shares of stock of a Subsidiary, or (c) sell, lease or transfer or otherwise dispose of all of the consolidated assets of the Company and its Subsidiaries, or assets which, together with all assets of the Company and Subsidiaries sold, leased or otherwise disposed of during the most recent 36-month rolling period ended on the date of determination (excluding items described in clauses (ii),
          (iii), (v), (vi) and (vii) below and Excluded Asset Dispositions), constitute on a book value basis a Substantial Part of the consolidated assets of the Company and its Subsidiaries or shall have contributed a Substantial Part of average Consolidated Net Earnings for the three fiscal years then most recently ended, to any Person, except that:

             (i) any Subsidiary may merge or consolidate with the Company (provided, that the Company shall be the continuing or surviving corporation), or with any one or more other Subsidiaries;

             (ii) any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to the Company or another Subsidiary;

             (iii)any Subsidiary may sell or otherwise dispose of all or substantially all of its assets subject to the conditions specified in clause (v) below with respect to a sale of the stock of such Subsidiary;

             (iv) the Company may merge or consolidate with any other corporation, provided, that (A) the Company shall be the continuing or surviving corporation, (B) after giving effect to such merger or consolidation, no Default or Event of Default shall exist under this Agreement and (C) without limiting the foregoing, assuming that the effective date of such merger or consolidation was the last day of a fiscal quarter, no Default or Event of Default would exist hereunder, including under Section 8.11;

             (v) the Company and any Subsidiary may sell or otherwise dispose of, or part with control of, any shares of stock of any Subsidiary or joint venture (A) as permitted by Section 8.13, (B) to the Company or another Subsidiary or (C) to any other Person, provided, that all of the shares of stock of any such Subsidiary at the time owned by the Company and all Subsidiaries shall be sold as an entirety for such consideration which represents the fair value (as determined in good faith by the Board of Directors of the Company) at the time of sale of the shares of stock so sold, provided, further, that the assets of such Subsidiary, together with the assets of any other Subsidiaries sold or otherwise disposed of during the most recent 36-month rolling period ended on the date of determination, do not constitute a Substantial Part of the consolidated assets of the Company and its Subsidiaries and that such Subsidiary, together with any other Subsidiaries sold or otherwise disposed of during the most recent 36-month period, shall not have contributed a Substantial Part of average Consolidated Net Earnings for the three fiscal years most recently ended, and further provided, that, at the time of such sale, such Subsidiary shall not own, directly or indirectly, any shares of stock of any other Subsidiary (unless all of the shares of stock of such other Subsidiary owned, directly or indirectly, by the Company and its Subsidiary are simultaneously being sold as permitted by this Section 8.5(v));

             (vi) the Company or any Subsidiary may transfer an interest in accounts or notes receivable on a non-recourse or a limited recourse basis, provided, that the transfer qualifies as a sale under GAAP and that the amount of the financing does not exceed $200,000,000 at any one time outstanding; and

             (vii)the Company or any Subsidiary may dispose of inventory or used, worn-out or surplus equipment, all in the ordinary course of business.

     8.6. Limitation on Liens. The Company will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

          (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained;

          (b) other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

          (c) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Company or another Subsidiary;

          (d) Liens consisting of capitalized leases if (i) the Debt represented by the related Capitalized Lease Obligations is permitted under the provisions of Section 8.11, and (ii) such Lien would be permitted by the provisions of clause (e) of this
          Section 8.6;

          (e) other Liens (including existing Liens), provided, that the aggregate amount of Debt secured by all such Liens and any Liens permitted by clause (d) above shall at no time exceed an amount equal to 15% of Member Dealers' Equity, and further provided, such Debt is permitted under the provisions of Section 8.11;

          (f) Liens incurred in the transfer of an interest in accounts or notes receivable which is permitted pursuant to Section 8.5(vi); and

          (g)  Liens in existence on the date hereof and listed on
          Schedule 6, provided, that (i) no such Lien is extended to cover additional property after the date hereof (except to the extent required by the terms of the Debt secured thereby or any other agreement governing such Lien as such terms are in effect on the date hereof), (ii) no such Lien secures any Debt other than Debt and other obligations secured by it on the date hereof and refinancings, refundings, renewals or extensions of such Debt or other obligations and (iii) the amount of Debt or other obligations secured by such Lien is not increased.

     8.7. Acquisitions. The Company shall not, and shall not permit its Subsidiaries to (whether in one transaction or a series of transactions), purchase or acquire any capital stock or other ownership interests of, or the business or assets of, any Person; provided, that this Section 8.7 shall not prohibit (a) the acquisition of inventory, supplies and materials in the ordinary course of business of the Company and its Subsidiaries as conducted on the date of this Agreement or (b) any other purchase or acquisition if after giving effect to such transaction, no Default shall exist hereunder.

     8.8. Lines of Business. The Company will not, nor will it permit any of its Subsidiaries to, engage to any substantial extent in any line of business other than the business of distributing and selling hardware and related services.

     8.9. No  Change in Subordination Terms, etc.   The  Company
          covenants that (a) no certificate representing Patronage Indebtedness will be amended or re-issued with the effect of eliminating or in any way altering the subordination language appearing therein, (b) no amendment shall be adopted to its by-laws or any other governing document, and no agreement shall be entered into with any of its stockholders, which would entitle a stockholder, upon termination of his or its franchise in any of the circumstances described in Section 12(a) of Article XVI of the by-laws of the Company, as in effect on the date of this Agreement, to receive consideration for his or its shares in a form other than a promissory note of the Company with a term of, or in excess of, four years and providing for payments in equal annual principal installments, except to the extent specifically provided in clauses (7) and (8) of Section 12(b) of Article XVI of the by-laws of the Company as in effect on the date of this Agreement and (c) notwithstanding the foregoing clause (b), in no fiscal year shall cash payments in excess of $10,000,000 be made under circumstances described in clauses (7) and (8) of Section 12(b) of Article XVI of the by-laws of the Company as in effect on the date of this Agreement.

     8.10 Use of Proceeds. The Company will use the proceeds of the Loans to refinance the Refinanced Debt, for general working capital purposes and for commercial paper liquidity purposes.

     8.11 Financial Covenants.

          (a) Fixed Charge Coverage Ratio. The Company will not permit, on the last day of each fiscal quarter of the Company, the Fixed Charge Coverage Ratio for the four fiscal quarter period ending on such date to be less than 1.75 to 1.0.

          (b) Maximum Debt Ratio. The Company will not permit the ratio on a consolidated basis of (i) Debt to (ii) EBITDA as of the last day of each fiscal quarter for the four fiscal quarter period ending on such date to exceed 3.0 to 1.0 on or before the last day of the fiscal year of the Company for fiscal year 2002 and
          2.5 to 1.0 at any time thereafter.  For purposes of this
          Section 8.11(b), Debt shall not include the indebtedness of any partnership or joint venture of which the Company or any Subsidiary is a partner or member and which indebtedness is consolidated with the indebtedness of the Company under GAAP if and only if such indebtedness is non-recourse to the Company or such Subsidiary.

     8.12 Restrictions on Transactions with Affiliates.  The
          Company will not, and will not permit any Subsidiary to, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property (other than shares of stock of Company) to, or otherwise deal with, in the ordinary course of business or otherwise (a) any Affiliate, or (b) any corporation in which an Affiliate or the Company (either directly or through Subsidiaries) owns 10% or more of the outstanding Voting Stock, except that (i) any such Affiliate may be a director, officer or employee of the Company or any Subsidiary and may be paid reasonable compensation in connection therewith and (ii) such acts and transactions prohibited by this Section 8.12 may be performed or engaged in if (A) specifically authorized by the Company's Board of Directors (exclusive of any Affiliate who is a director and who has a direct or indirect interest in such transaction) or pursuant to any unrescinded general resolution of such Board or the By-laws of the Company or (B) upon terms not less favorable to the Company or a Subsidiary (as the case may be) than if no such relationship described in clauses (a) and (b) above existed.

     8.13 Issuance of Stock by Subsidiaries.  The Company will
          not permit any Subsidiary (either directly, or indirectly by the issuance of rights or options for, or securities convertible into, such shares) to issue, sell or otherwise dispose of any shares of any class of its stock (other than directors' qualifying shares) except (a) to the Company or another Subsidiary or (b) any such issuance, sale or other disposition if, after giving effect thereto, the Company continues to own, directly or indirectly, at least a majority of the issued and outstanding capital of stock of each class of such Subsidiary.

     8.14 Compliance with ERISA. The Company will not, and will not permit any Subsidiary to, engage in any transaction in connection with which the Company or any Subsidiary could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, terminate or withdraw from any Plan (other than a Multiemployer
          Plan) in a manner, or take any other action with respect to any such Plan (including, without limitation, a substantial cessation of operations within the meaning of Section 4062(f) of ERISA), which could result in any liability of the Company or any Subsidiary to the PBGC, to a trust established pursuant to
          Section 4041(c)(3)(B)(ii) or (iii) or 4042(i) of ERISA, or to a trustee appointed under Section 4042(b) or (c) of ERISA, incur any liability to the PBGC on account of a termination of a Plan under Section 4064 of ERISA, fail to make full payment when due of all amounts which, under the provisions of any Plan, the Company or any Subsidiary is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency, whether or not waived, with respect to any Plan (other than a Multiemployer Plan), if, in any such case, such penalty or tax or such liability, or the failure to make such payment, or the existence of such deficiency, as the case may be, could have a material adverse effect on the business, condition (financial or otherwise) or operations of Company and its Subsidiaries taken as a whole.

     8.15 Cooperative Status. The Company will at all times maintain its status as a cooperative for purposes of Subchapter T of the Code.

     Section 9. Events of Default.  If one or more  of  the
                following events (each, an "Event of Default") shall occur and be continuing:

          (a) The Company shall default in the payment when due of any principal of or interest on any Loan or of any fees or other amounts payable by it hereunder and, in the case of interest, fees and other amounts only, such failure shall continue for three Business Days; or

          (b) The Company or any of its Subsidiaries shall default in the payment when due of any principal of or interest on any of its other Debt in the aggregate amount of $25,000,000 or more; or any event specified in any note, agreement, indenture or other document creating, evidencing or securing any such Debt shall occur if the effect of such event is to cause, or to permit the holder or holders of such Debt to cause, such Debt to become due, or to be prepaid in full, prior to its stated maturity; or

          (c) Any representation, warranty or certification made or deemed made herein, or in any certificate or other writing furnished to any Bank or the Agent pursuant to the provisions hereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

          (d) The Company shall default in the performance of any of its obligations under Section 8.1(e), 8.3, 8.5, 8.6, 8.7, 8.9, 8.10,
          8.11, 8.12, 8.13, 8.14 or 8.15 hereof; or

          (e) The Company shall default in the performance of any of its other obligations in this Agreement and such default shall continue unremedied for a period of 30 days after notice thereof to the Company by the Agent or any Bank (through the Agent); or

          (f) The Company or any of its Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

          (g) The Company or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

          (h) A proceeding or case shall be commenced, without the application or consent of the Company or any of its Subsidiaries, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Company or such Subsidiary or of all or any substantial part of its assets, or (iii) similar relief in respect of the Company or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days (provided that during such period the Banks shall have no obligation to make any new Loans or Convert Alternate Base Rate Loans to Eurodollar Loans); or an order for relief against the Company or such Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

          (i) A final judgment in an amount in excess of $25,000,000 in the aggregate is rendered against the Company or any Subsidiary and, within 60 days after the entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

          (j) An event or condition specified in Section 7.8(b) shall occur or exist with respect to any Plan or Multiemployer Plan if as a result of such event or condition, together with all other such events or conditions, the Company or any ERISA Affiliate shall incur or in the opinion of the Majority Banks shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or the PBGC (or any combination of the foregoing) which is, in the determination of the Majority Banks, material in relation to the consolidated financial condition, business, operations or prospects taken as a whole of the Company; or

          (k)  A Change in Control shall occur;

          THEREUPON: (i) in the case of an Event of Default (other than one referred to in paragraph (g) or (h) of this Section 9), the Agent, upon request of the Majority Banks, may, by notice to the Company, cancel the Commitments and/or declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Company hereunder and under the Notes, if any (including, without limitation, any amounts payable under Section 5.5 hereof), to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company; and (ii) in the case of the occurrence of an Event of Default referred to in paragraph (g) or (h) of this Section 9, the Commitments shall automatically be canceled and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Company hereunder and under the Notes, if any (including, without limitation, any amounts payable under Section 5.5 hereof), shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company.

     Section 10.    The Agent.

     10.1 Appointment, Powers and Immunities.  Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder with such powers as are specifically delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Agent:
          (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other documents referred to or provided for in, or received by any of them under, this Agreement or any document delivered in connection herewith, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note, if any, or any other document referred to or provided for herein or for any failure by the Company or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and
          (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Agent may deem and treat the payee of any Note, if any, as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been consented to in accordance with Section 11.6.

     10.2 Reliance by Agent.  The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone or telecopy) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by this Agreement, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Majority Banks or all the Banks if required in accordance with
          Section 11.4, and such instructions of the Majority Banks or all the Banks, as applicable, and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

     10.3 Defaults.  The Agent shall not be deemed to  have
          knowledge or notice of the occurrence of a Default unless the Agent has received notice from a Bank or the Company specifying such Default and stating that such notice is a "Notice of Default." In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Banks. The Agent shall (subject to Section 10.1 and Section 10.7 hereof) take such action with respect to such Default as shall be directed by the Majority Banks, provided, that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Banks.

     10.4 Rights as a Bank. With respect to its Commitments and the Loans made by it, The Northern Trust Company in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include The Northern Trust Company in its individual capacity. The Northern Trust Company and its respective affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Company (and any of its Affiliates) as if it were not acting as the Agent, and The Northern Trust Company and its respective affiliates may accept fees and other consideration from the Company for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

     10.5 Indemnification.  The Banks agree to indemnify the
          Agent (to the extent not reimbursed under Section 11.3 or 11.15 hereof, but without limiting the obligations of the Company under said Section 11.3 or 11.15), ratably in accordance with the aggregate principal amount of the Loans made by the Banks (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Company is obligated to pay under Section 11.3 hereof but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents, provided, that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent.

     10.6 Non-Reliance on Agent and other Banks.  Each  Bank
          agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by the Company of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Company or any of its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Company or any of its Subsidiaries (or any of their Affiliates) which may come into the possession of the Agent or any of its affiliates.

     10.7 Failure to Act. Except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Banks of their indemnification obligations under Section 10.5 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

     10.8 Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving 30 days' notice thereof to the Banks and the Company, and the Agent may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor to the resigning or removed Agent, subject to the approval of the Company which shall not be withheld unreasonably. If no successor to such Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the Agent's giving of notice of resignation or the Majority Banks' removal of the Agent, then the resigning or removed Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a bank which has an office in Chicago, Illinois and having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent, and the resigning or removed Agent shall be discharged from its duties and obligations hereunder. After the Agent's resignation or removal hereunder, the provisions of this
          Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

     10.9 Documentation and Syndication Agent. There shall be no rights, obligations or liabilities afforded to or imposed upon the Documentation Agent or Syndication Agent by virtue of their status as such.

     Section 11.    Miscellaneous.

     11.1 Waiver. No failure on the part of the Agent or any Bank to exercise, no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note, if any, shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

     11.2 Notices. All notices and other communications provided for herein shall be given or made in writing and telecopied, mailed or delivered, in the case of the Company or the Agent, to its respective address or telecopy number set forth on the signature pages hereof, and in the case of a Bank, to its notice address or telecopy number specified in Schedule 1 hereto or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when properly transmitted by telecopier or personally delivered or, in the case of a mailed notice, three Business Days after being deposited in the mail, first class postage prepaid, in each case given or addressed as aforesaid; provided, that notices to the Agent shall be effective only upon actual receipt.

     11.3 Expenses, Etc.   The Company agrees to pay or reimburse
          each of the Banks (in the case of clauses (b) and (c) below) and the Agent for: (a) all reasonable out- of-pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and expenses of Gardner, Carton & Douglas, special counsel to the Agent), in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the Notes, if any, and the making of the Loans hereunder, (ii) any amendment, modification or waiver of any of the terms of this Agreement or any of the Notes, if any, and
          (iii) any examination and inspection of the Company by the Agent pursuant to Section 8.3(f) hereof; (b) all reasonable costs and expenses of the Banks and the Agent (including reasonable counsels' fees, which counsel may be employees of such Bank or the Agent) in connection with any Default and any enforcement or collection proceedings resulting therefrom; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement, the Notes, if any, or any other document referred to herein.

     11.4 Amendments, Etc.   Except as otherwise  expressly
          provided in this Agreement, any provision of this Agreement may be waived, amended or modified only by an instrument in writing signed by the Company, the Agent and the Majority Banks; provided, that no amendment, modification or waiver shall, unless by an agreement signed by the Agent and all of the Banks:
          (i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of any of the Commitments (except as specifically provided in Section 2.4),
          (ii) extend the date fixed for the payment of principal of or interest on any Loan or the payment of any fees, (iii) reduce the amount of any payment of principal thereof or the rate at which interest is payable thereon or any fee is payable hereunder,
          (iv)  alter  the  terms of Section 2.4 or of this  Section  11.4,
          (v) amend the definition of the term "Majority Banks" or (vi) waive any condition precedent set forth in Section 6 hereof.

     11.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     11.6 Assignments and Participations.

          (a) The Company may not assign its rights or obligations hereunder or under the Notes, if any, without the prior written consent of all of the Banks and the Agent.

          (b) Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other financing entities or investment funds ("Participants") participating interests in any Loan owing to such Bank, the Note, if any, held by such Bank, the Commitment of such Bank or any other interest of such Bank. Each Bank shall promptly provide notice of the identity of each Participant to the Company and the Agent. In the event of any such sale by a Bank of participating interests to a Participant, such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, such Bank shall remain the holder of its Notes, if any, for all purposes hereunder, all amounts payable by the Company under this Agreement shall be determined as if such Bank had not sold such participating interest, and the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations hereunder.

          (c) Each Bank shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision hereunder other than any amendment, modification or waiver of any provision hereunder with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment, releases any guarantor, if any, of any such Loan or releases any substantial portion of collateral, if any, securing any such Loan.

          (d) The Company agrees that each Participant shall be deemed to have the right of setoff provided in Section 4.7 in respect of its participating interest in amounts owing hereunder to the same extent as if the amount of its participating interest were owing directly to it as a Bank hereunder, provided, that each Bank shall retain the right of setoff provided in Section 4.7 with respect to the amount of participating interests sold to each Participant. The Banks agree to share with each Participant, and each Participant, by exercising the right of setoff provided in
          Section 4.7, agrees to share with each Bank, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 4.7 as if each Participant were a Bank.

          (e) Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other financing entities or investment funds ("Purchaser") all or any part of its rights and obligations hereunder. Each such assignment shall be pursuant to an Assignment Agreement substantially in the form of Exhibit I hereto. The consent of the Company and the Agent shall be required prior to any assignment becoming effective with respect to the Purchaser which is not a Bank or an affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Company shall not be required.
          The consent of the Company and the Agent shall not be unreasonably withheld or delayed. The Banks agree to provide the Company notice of any assignment to a Bank or an affiliate thereof. Each such assignment shall be in an amount not less than the lesser of (i) $10,000,000 or (ii) the remaining amount of the assigning Bank's Commitment (calculated as the date of such assignment).

          (f) Upon (i) the delivery to the Agent of a notice of assignment, substantially in the form attached as Exhibit "I" to
          Exhibit I hereto (a "Notice of Assignment"), together with any consents required by paragraph (e) above, and (ii) payment of a $3,000 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable Assignment Agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under this Agreement will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Bank party to this Agreement and shall have all rights and obligations of a Bank hereunder, to the same extent as if it were an original party hereto, and no further consent or action by the Company, the Banks or the Agent shall be required to release the transferor Bank with respect to the percentage of its Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 11.6, if requested by the Purchaser, the transferor Bank, the Agent and the Company shall make appropriate arrangements so that a replacement Note is issued to such transferor Bank and a new Note or, as appropriate, a replacement Note, is issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

          (g) The Company authorizes each Bank to disclose to any Participant or Purchaser or any other Person acquiring an interest hereunder by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Bank's possession concerning the creditworthiness of the Company and its Subsidiaries; provided, that each Transferee and prospective Transferee agrees to be bound by Section 11.10 of this Agreement.

          (h) The Company hereby agrees that each Bank and each Purchaser shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Company, to pledge all or any portion of its rights under this Agreement or the Notes, if any, to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act,
          12 U.S.C. Section 341, provided, that no such pledge or enforcement thereof shall release such Bank or Assignee from its obligations hereunder or thereunder.

     11.7 Survival. The obligations of the Company under Sections 5.1, 5.5, 11.3 and 11.15 hereof shall survive the repayment of the Loans and the termination of the Commitments.

     11.8 Captions.  The table of contents and captions  and
          section  headings  appearing  herein  are  included  solely   for
          convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

     11.9 Counterparts.  This Agreement may be executed in any
          number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

    11.10 Confidentiality. Each Bank and the Agent agree to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Company pursuant to this Agreement which, at the time it is so supplied, is clearly identified as non-public information by a notice in writing; provided, that nothing herein shall limit the disclosure of any such information (a) to the extent required by statute, rule, regulation or judicial process, (b) to counsel for or other professional advisors to any of the Banks or the Agent,
          (c) to bank examiners, auditors or accountants, (d) to any other Bank, (e) in connection with any litigation to which any one or more of the Agent or Banks is a party, (f) to any affiliate of the Agent or any Bank, or (g) pursuant to Section 11.6(g).

    11.11 Governing Law.  THIS AGREEMENT AND THE NOTES, IF ANY,
          SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS.

    11.12 Waiver of Jury Trial.  THE COMPANY, THE AGENT AND THE
          BANKS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

    11.13 No Fiduciary Relationship. The Company acknowledges and agrees that the lending relationship hereby created with the Banks is and has been conducted on an open and arm's-length basis in which no fiduciary relationship exists between the Company and any Bank or the Agent and that the Company has not relied and is not relying on any such fiduciary relationship in consummating the transactions contemplated hereby.

    11.14 Consent To Jurisdiction.  THE COMPANY HEREBY ABSOLUTELY
          AND IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS OR THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ILLINOIS IN CONNECTION WITH ANY SUITS, ACTIONS OR PROCEEDINGS BROUGHT AGAINST THE COMPANY BY THE AGENT OR ANY BANK ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES, IF ANY, AND IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. THE COMPANY HEREBY WAIVES AND AGREES NOT TO ASSERT IN SUCH SUIT, ACTION OR PROCEEDING, IN EACH CASE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY
          CLAIM THAT (A) THE COMPANY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT; (B) THE COMPANY IS IMMUNE FROM SUIT OR ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO IT OR ITS PROPERTY;
          (C) ANY SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM; (D) THE VENUE OF ANY SUCH SUIT, ACTION OR
          PROCEEDING IS IMPROPER; OR (E) THIS AGREEMENT OR THE NOTES, IF ANY, MAY NOT BE ENFORCED IN OR BY ANY SUCH COURT. NOTHING
          CONTAINED HEREIN SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY BANK MAY HAVE TO BRING ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES, IF ANY, AGAINST THE COMPANY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

    11.15 Company  Indemnification.   Whether  or  not  the
          transactions contemplated hereby are consummated, the Company shall indemnify and hold the Agent, its affiliates, each Bank and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including attorneys fees and disbursements, which attorneys may be employees of such Indemnified Person) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Indemnified Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Indemnified Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to
          (a) Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person,
          (b)  disputes amongst the Banks and/or the Banks and  the  Agent,
          (c) litigation between the Company and the Agent and/or the Banks where the Company is the prevailing party on the merits pursuant to a final non-appealable order or (d) expenses of the type described in Section 11.3(a) to the extent incurred by a Person other than the Agent. The agreements in this Section shall survive payment of all other obligations.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                              ACE HARDWARE CORPORATION


                                By:___LORI L. BOSSMANN____________________
                                Name:_Lori L. Bossmann____________________
                                Title:_Vice President, Finance____________

                              Address:  2200 Kensington Court
                                        Oak  Brook, Illinois  60523-2100
                                        Attention:  Treasurer

                              Telecopy No.:  (630) 572-6389

                              THE NORTHERN TRUST COMPANY,
                                  individually and as Administrative Agent


                              By:_________________________________
                                  Name:___________________________
                                  Title:  Vice President

                              Address:  50 South LaSalle Street
                                    Chicago, Illinois  60675

                              Telecopy No.:  (312) 444-5055

                              Attention:  Tracy Toulouse


                              BANK OF AMERICA, NATIONAL
                              ASSOCIATION, individually and as
                              Syndication Agent


                              By:_____TRACY TOULOUSE______________
                              Name:___Tracy J. Toulouse___________
                              Title:__Vice President______________


                              SUNTRUST BANK, individually and as
                                Documentation Agent


                              By:_________________________________
                                  Name:___________________________
                                  Title:__________________________


                              BANKS:
                              ------

                              BANK ONE, NA
                              (Main Office Chicago)


                              By:____JOHN J. COMPERTH_________
                              Name:__John J. Comperth_________
                              Title:_Sr. Vice President_______


                              PNC BANK, NATIONAL ASSOCIATION


                              By:____MARGARET A. JACKETIO_____
                              Name:__Margaret A. Jacketio_____
                              Title:_Vice President___________